PROSPECTUS

                       1,250,000 shares of common stock
            and warrants to purchase 625,000 shares of common stock

                           SFBC International, Inc.

     This is an initial public offering of common stock and warrants to purchase common stock of SFBC International, Inc. You must purchase both common stock and warrants in the ratio of two shares of common stock for each warrant.

     We are a contract research organization, which conducts clinical research and provides drug development services for clients in the pharmaceutical and biotechnology industries. We have been approved for listing of our common stock and warrants on the American Stock Exchange under the symbols "SFC" and "SFC.WS".

                               ----------------

Investing in our common stock and warrants involves a high degree of risk. See the risks, which are described in the "Risk Factors" section beginning on page 11 of this prospectus.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                          Per Share   Per Warrant      Total
-------------------------------------------------------------------------------
Public offering price ..................    $8.00        $ .25      $10,156,250
-------------------------------------------------------------------------------
Underwriting discounts .................    $0.80        $.025      $ 1,015,625
-------------------------------------------------------------------------------
Proceeds to SFBC International, Inc. ...    $7.20        $.225      $ 9,140,625
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     HD Brous & Co., Inc. as representative of our underwriters has a 45 day option from SFBC International, Inc. to purchase up to 187,500 shares of our common stock at $8.00 each and 93,750 warrants at $0.25 each less underwriting discounts to cover over-allotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     We anticipate the initial public offering price for the securities will be $8.00 per share of common stock and $.25 per warrant. The initial public offering price may not reflect the market price after the offering. The underwriters expect to deliver the common stock and warrants on October 16, 2000.

                               ----------------

HD Brous & Co., Inc.                   American Fronteer Financial Corporation

                               ----------------

                 The date of this prospectus is October 11, 2000

                               ----------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                        -----
Prospectus Summary ..................................................     3
Risk Factors ........................................................    11
Forward Looking Statements ..........................................    14
Use of Proceeds .....................................................    15
Capitalization ......................................................    16
Dilution ............................................................    17
Selected Financial Data .............................................    18
Management's Discussion and
 Analysis of Financial Condition and Results of Operations ..........    21
Business ............................................................    25
Management ..........................................................    36
Related Party Transactions ..........................................    41
Principal Stockholders ..............................................    42
Description of Securities ...........................................    43
Shares Eligible for Future Sale .....................................    46
Plan of Distribution ................................................    47
Legal Matters .......................................................    49
Experts .............................................................    50
Additional Information ..............................................    50
Index to Financial Statements .......................................    F-1

                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to "SFBC International," "SFBC," "we," "our," and "us," we mean SFBC International, Inc., a Delaware corporation, together with our subsidiaries and our predecessors. This prospectus contains forward-looking statements and information relating to SFBC. See "Forward Looking Statements" on page 14.

                              SFBC International

Our Business .........   We are a specialized provider of outsourced drug development research services for the pharmaceutical and biotechnology industries. We have one of the largest contract research sites in the United States today.
                         Most of the business conducted at that site has been Phase I and II clinical trials and related services that variously determine and document the safety, absorption and dosing of potential new drugs developed by our clients. The United States Food & Drug Administration sets forth very specific guidelines for human clinical trials testing a potential drug or medical product. This testing is usually done in three or four stages known as Phase I through Phase IV.

                         o Phase I involves testing a drug or product on a limited number of healthy participants to determine how the drug or product is absorbed by and eliminated from the body.

                         o Phase II involves testing a drug or product on approximately 200 participants suffering from the condition targeted by the drug or product to determine the safety and effectiveness of the drug or product.

                         o Phase III involves testing a drug or product on a large number of participants to determine long term and large scale safety and effectiveness of a drug or product.

                         o Phase IV involves continued testing after new drug approval, to monitor long term effects of the drug or product.


                         In March 2000, we expanded into Phase III clinical trial work through the acquisition of the assets of Pharmaceutical Development Associates,
                         Inc. Phase III clinical trials are conducted to determine the therapeutic benefit of a potential new drug on a specific disease. We believe that the business we acquired, which we operate through SFBC/Pharmaceutical
                         Development Associates, Inc., a wholly-owned subsidiary, is among the most active providers of ophthalmology drug studies and a leading provider of dermatology drug studies. It is also one of few established providers of studies for potential new generic drugs in the United States where the absorption of the drugs into the bloodstream cannot be determined. These studies are large scale Phase III or Phase IV clinical trials in which the proposed generic drug is compared to the brand name drug. These studies began to be required by the Food and Drug
                         Administration in 1997. While we have been in business for 16 years, we introduced our current business model in 1995. Over the past five years, we have served over 50 clients, including 23 of the top 25 pharmaceutical companies in the United States.

                         We have focused on building a reputation for producing results rapidly in compliance with each clinical trial protocol and the Food and Drug
                         Administration requirements. We believe our pharmaceutical and biotechnology clients can realize greater financial benefits from more rapidly available valid clinical trial results. To realize our goal, we have built and continue to expand a database of volunteers representing a broad range of special populations, including post-menopausal women, children with specific diseases, and individuals who are HIV positive to be able to quickly accommodate most early phase clinical trials. SFBC/
                         Pharmaceutical Development Associates has established physician networks in ophthalmology and dermatology. We consider our responsiveness to clients, particularly with restrictive, special population studies, to have been key to: (1) attracting new clients, (2) earning the repeat business of our established clients, and (3) capturing the unfulfilled work of other, generally larger, contract research organizations that do not have the ready access to the required participants. We count among our niche expertise the following special populations:

                         o Cardiac

                         o Diabetics

                         o Geriatrics

                         o Kidney disease

                         o Ophthalmology

                         o Pediatrics

                         o Liver diseases

                         o Post-menopausal females

                         o HIV positive

                         o Dermatology

                         Combining our revenues with the revenues of Pharmaceutical
                         Development Associates in the year ended December 31, 1999, we derived approximately 38.1% of our revenues from R.W. Johnson,
                         Abbott Laboratories and Clay Park, Inc.

                         Although we derived approximately 85% of our revenues from Phase I and II clinical trials for pharmaceutical companies, biotechnology companies and other contract research organizations, we provide a range of other clinical research services for short-term studies and more complex, long-term Phases I and II studies, as well as Phases III and IV studies, including:

                         o protocol design: designing clinical trials for customers in conformance with FDA regulations;

                         o report writing: providing a comprehensive summary of the conduct of a study for customers submission to the FDA;

                         o data management: including the transfer of study data to clinical report forms;

                         o institutional review board services: preparing paperwork and all documents to be submitted to an institutional review board for approval; and

                         o electronic data transfer: transferring study data to the study sponsor instantaneously or to other data banks via computer.

Our Strategy .........   Our goal is to become the comprehensive provider of choice for a widening range of specialized clinical trials. This involves expanding the breadth of our clinical trials and related services to provide comprehensive contract research organization solutions. We expect to include the building and acquisition of complementary businesses. Our strategy includes the following key elements:

                         o Continue to build our proprietary database of special participant populations;

                         o Continue to expand the range of services offered to our clients through acquisitions and strategic alliances; and

                         o Continue to recruit and train our employees.

                         In carrying out these strategies, we face a number of obstacles including competition from competitors of various size in South Florida drawing resources from the same special populations, competition from larger companies seeking the same acquisition targets, and competition from other participants in the healthcare field seeking qualified employees.

                         Our executive offices and clinic are located at 11190 Biscayne
                         Boulevard, Miami, Florida 33181 and our telephone number is (305)
                         895-0304. Our new subsidiary, SFBC/Pharmaceutical Development
                         Associates, maintains offices in Charlotte, North Carolina. Our website is located at www.sfbci.com. Information contained on our website is not part of this prospectus.

                                 The Offering

Securities offered ............................   1,250,000 shares of common stock and 625,000 warrants to
                                                  purchase shares of common stock. You must purchase both
                                                  common stock and warrants in the ratio of two shares of
                                                  common stock for each warrant.

Description of common stock

 Common stock outstanding
   immediately prior to this offering .........   2,335,737 shares

 Common stock outstanding                         3,589,642 shares. The number of shares outstanding does
   immediately following this offering            not include 625,000 shares of common stock issuable upon
                                                  exercise of the warrants offered by this prospectus.

Description of the warrants

 Exercise Price ...............................   Each warrant will entitle you to purchase one share of
                                                  common stock at $9.60 per share, subject to adjustment.

 Exercise Period ..............................   Unless we redeem the warrants, you may exercise the
                                                  warrants at any time during the period commencing one
                                                  year from the date of this prospectus, or earlier with the consent of HD Brous, until October 11, 2005.

 Redemption ...................................   When the warrants become exercisable, we may redeem
                                                  the warrants at a price of $.25 per warrant if the closing price of our common stock for each day of a 20 trading
                                                  day period ending not earlier than three trading days prior to the date the warrants are called for redemption is at
                                                  least $20.00.

Use of proceeds ...............................   We intend to use the net proceeds of this offering for
                                                  various purposes including:
                                                  o Repayment of indebtedness,
                                                  o Expansion of our current clinic or relocation to a larger facility,
                                                  o Expansion of our business development and marketing
                                                    efforts,
                                                  o Opening of a clinical laboratory,
                                                  o Expansion of our business through acquisitions of, and
                                                    investment in, complementary or competitive businesses,
                                                    and
                                                  o For general corporate purposes including working
                                                    capital.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following selected statement of operations data for the years ended December 31, 1998 and 1999 are derived from our financial statements and related notes, which were audited by Kaufman, Rossin & Co., our independent auditors, and are included in this prospectus.

     The pro forma unaudited selected statement of operations data for the year ended December 31, 1999, includes the actual results of operations for SFBC International and the results of operations for Pharmaceutical Development Associates as if we acquired that business on January 1, 1999.

     The supplemental pro forma unaudited selected statement of operations data for the year ended December 31, 1999, includes the pro forma unaudited selected statement of operations amounts and also gives effect to the repayment of debt and accrued interest with the use of the proceeds of the offering as if the repayment occurred on January 1, 1999.

     The unaudited selected statement of operations data for the six months ended June 30, 1999 and 2000, includes our actual results of operations for the six month periods then ended.

     The pro forma unaudited selected statement of operations data for the six month period ended June 30, 2000, includes our actual results of operations and those of Pharmaceutical Development Associates as if we acquired its assets on January 1, 2000.

     The supplemental pro forma unaudited selected statement of operations data for the six month period ended June 30, 2000, includes the pro forma unaudited selected statement of operations amounts and also gives effect to the repayment of debt and accrued interest with the use of the proceeds of the offering as if the repayment occurred on January 1, 2000.

     Our pro forma unaudited selected balance sheet data, as adjusted, gives effect to our receipt of the estimated net proceeds of approximately $8,436,000 from our sale of 1,250,000 shares of common stock in and 625,000 warrants in this offering at an initial public offering price of $8.00 per share and $.25 per warrant, as well as the initial application of these proceeds to repay our debt in connection with our line of credit, our notes payable to the former minority stockholders and the accrued interest on those notes payable to the former minority stockholders.

     The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Statement of Operations Data:

                                                                                                              Supplemental
                                                                                                                Pro Forma
                                                                                                               Year Ended
                                                              Historical Year Ended December 31,              December 31,
                                                     ----------------------------------------------------   ----------------
                                                           1998              1999              1999               1999
                                                     ---------------   ---------------   ----------------   ----------------
                                                          Actual            Actual           Pro Forma          Pro Forma
                                                     ---------------   ---------------   ----------------   ----------------
Net sales ........................................     $ 5,869,987       $ 8,309,143       $ 10,509,204       $ 10,509,204
Operating income .................................         707,300           841,771            414,637            414,637
Provision for income taxes .......................              --           410,000            118,000            148,000
Net income .......................................     $   507,716       $   250,628       $    193,371       $    241,075
Additional pro forma statement of operations
  data (unaudited)(1):
Income before provision for income taxes .........     $   507,716       $   660,628       $    311,371       $    389,075
Provision for income taxes .......................         191,000           251,000            118,000            148,000
Pro forma net income .............................     $   316,716       $   409,628       $    193,371       $    241,075
Shares used in computation of pro forma net
  income per share(2) ............................       1,520,000         1,881,863          1,881,863          1,993,332
Pro forma net income per share ...................     $      0.21       $      0.22       $       0.10       $       0.12
                                                       ===========       ===========       ============       ============

----------------
(1) The unaudited pro forma data has been adjusted for income taxes which would have been recorded had the Company been a C Corporation for the six months ended June 30, 1999.

(2) The number of shares in the Supplemental Pro Forma column increased from 1,881,863 to 1,993,332 as the result of the issuance of 111,469 shares of common stock to repay debt.

                                                                                                    Supplemental
                                                                                   Pro Forma         Pro Forma
                                                  Historical Six Month             Six Months        Six months
                                                  Period Ended June 30,             June 30,          June 30,
                                            ---------------------------------   ---------------   ---------------
                                                  1999              2000              2000              2000
                                            ---------------   ---------------   ---------------   ---------------
Net sales ...............................     $ 3,944,523       $ 6,846,794       $ 7,274,074       $ 7,274,074
Operating income ........................         440,695         1,370,594         1,359,264         1,359,264
Provision for income taxes ..............         144,000           502,000           474,000           505,000
Net income ..............................     $   194,418       $   766,873       $   773,412       $   822,948
Additional pro forma statement of
  operations data (unaudited)(1):
Income before provision for income
  taxes .................................     $   338,418                --                --                --
Provision for income taxes ..............         129,000                --                --                --
Pro forma net income ....................     $   209,418       $        --       $        --       $        --
Shares used in computation of pro
  forma net income per share(2) .........       1,606,630         2,335,736         2,335,736         2,555,995
Pro forma net income per share ..........     $      0.13       $      0.33       $      0.33       $      0.32
                                              ===========       ===========       ===========       ===========

----------------
(1) The unaudited pro forma data has been adjusted for income taxes which would have been recorded had the Company been a C Corporation for the six months ended June 30, 1999.

(2) The number of shares in the Supplemental Pro Forma column increases from 2,335,736 to 2,555,995 as the result of the issuance of 220,259 shares of common stock to repay debt.

Balance Sheet Data:

                                                                        June 30, 2000
                                                                 ----------------------------
                                                                                  Pro Forma
                                                                    Actual       as Adjusted
                                                                 ------------   -------------
Cash .........................................................   $ 906,094      $7,810,143
                                                                 ---------      ----------
Working capital ..............................................   1,724,732       9,086,726
                                                                 ---------      ----------
Total assets .................................................   6,576,971      13,481,020
                                                                 ---------      ----------
Long-term debt--current portion and accrued interest .........     493,947         184,858
                                                                 ---------      ----------
Long-term debt ...............................................   1,262,246         163,237
                                                                 ---------      ----------
Total liabilities ............................................   4,939,118       3,382,164
                                                                 ---------      ----------
Total stockholders' equity ...................................   1,637,853      10,098,856
                                                                 ---------      ----------

     Unless otherwise stated, the information in this prospectus does not give effect to:

   o the 625,000 shares of common stock issuable upon exercise of the warrants offered by this prospectus,

   o The 125,000 shares of common stock issuable upon exercise of HD Brous' purchase option and the 62,500 shares of common stock issuable upon exercise of the warrants contained in the purchase option,

   o HD Brous' over-allotment option or its exercise,

   o up to 700,000 shares of common stock reserved for issuance upon the exercise of options which may be granted pursuant to our existing stock option plan, of which options to purchase 640,667 shares of common stock have been granted prior to the date of this prospectus, and

   o up to an aggregate of 260,582 shares of common stock issuable upon the exercise of warrants outstanding held by our minority stockholders.

     The number of shares of common stock outstanding following the offering gives effect to the conversion of our remaining outstanding convertible note. This note for $25,003 converts into 3,906 shares of our common stock upon the closing of this offering.

                                 RISK FACTORS

     An investment in our common stock and warrants involves a high degree of risk, and you should purchase our common stock and warrants only if you can afford a complete loss. You should consider carefully information about these risks, and all information contained in this prospectus, before you buy our common stock and warrants.

We rely on a limited number of clients for a large percentage of our revenues which means that we face a greater risk of loss of revenues if we lose clients

     During 1999, three clients, R.W. Johnson, Abbott Laboratories and Clay Park, Inc., accounted for approximately 38.1% of our revenues, after giving effect to our acquisition of Pharmaceutical Development Associates as if it occurred on January 1, 1999. These clients accounted for approximately 13.3%, 12.9%, and 11.9% of our pro forma revenues in 1999. During 1998, we generated more than 10% of our revenues from each of four clients. These clients accounted for approximately 17%, 15%, 14% and 12% of our revenues. This kind of client concentration in the contract research organization industry is common, and we expect it to continue. Our largest clients vary from year to year, because revenues from our individual clients fluctuate. In the event that we lose one or more major clients, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

If we cannot effectively manage our growth, we may not continue to operate at the same levels of profitability and may actually lose money

     We have grown rapidly since 1998. Businesses, which grow rapidly, often have difficulty managing their growth. We have limited management depth and we will have to employ experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money.

Because we are significantly smaller than the majority of our competitors, we may lack the financial resources needed to increase our market share

     There are a large number of contract research organizations ranging in size from one person consulting firms to full service, global drug development corporations. It is easy for a new company to enter our industry. This competition may lead to price and other forms of competition that could adversely affect our business. Many of our competitors have substantially greater size and other resources than we do. For this reason, we may lack the financial resources needed to increase our market share.

Our clients may cancel or delay our contracts, which could reduce our future revenues and result in operating losses

     Our clients may cancel or delay our contracts at any time for no reason. They may also cancel a clinical trial for a variety of reasons including:

     o inadequate patient enrollment;

     o manufacturing problems resulting in a shortage of the potential product;

     o a decision by a client to de-emphasize or cancel the development of a potential product;

     o adverse patient reaction to a potential product;

     o unexpected results; and

     o request of the United States Food and Drug Administration.

The loss or delay of a large project or contract or the loss or delay of multiple small contracts could have a material adverse effect on our business and future results of operations.

Fluctuations in our operating results may cause our stock price to fall

     Historically, our revenues have been higher in the second half of the year. These fluctuations are usually due to the level of new business authorizations in a particular quarter or year and the timing of the initiation, progress, or cancellation of significant projects. We anticipate that this will continue because of the way our clients budget their research expenditures. Our varying quarterly results may result in the drop of our common stock price if investors react to our reporting operating results less favorable than in a prior quarter.

We face a risk of liability from our disposal of medical wastes

     Our clinical trials activities involve the controlled disposal of medical wastes, which are considered hazardous materials. We believe that our safety procedures for handling and disposal of these medical wastes comply with all state and federal environmental regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If this occurs, we could be held liable for damages, face significant fines, and face the temporary or permanent shutdown of our operations.

We risk potential liability when conducting clinical trials, which if incurred could cost us large amounts of money or possibly put us out of business

     Our clinical trials involve administering drugs to humans in order to determine the effects of the drugs. By doing so, we are subject to the general risks of liability to these persons, which include:

   o adverse side effects and reactions resulting from the administration of these drugs to a clinical trial participant;

   o improper administration of the new drug; or

   o potential professional malpractice of our employees including physicians.

     To protect ourselves, our contracts generally have indemnification agreements in which our clients agree to indemnify us in the event of adverse consequences to our participants caused by their products. We also carry liability insurance. However, if there is a damage claim not covered by insurance, the indemnification agreement is not broad enough or our client is insolvent, any resulting award against us could result in large losses to us or possibly put us out of business.

If government regulation of our business is relaxed, it could reduce the need for our services and reduce revenues

     The market for our services is based on strict government regulation of the drug development process. The general trend in the United States is for increased regulation. However, in Europe the regulatory process is more relaxed. The United States could change its regulatory structure. This could reduce our clients' needs for our services and reduce our future revenues.

If the pharmaceutical and biotechnology industries reduce their expenditures, our future revenues may be reduced

     Our business and continued expansion is dependent on the research and development expenditures of our clients. Any economic downturn or any decrease in our clients' research and development expenditures may adversely affect us by reducing our future revenues.

If you purchase our shares of common stock, you will suffer substantial dilution

     Investors who pay $8.00 for a share of common stock will suffer dilution of $5.42 per share or approximately 68% of the purchase price.

We are controlled by our management, which means they may stop a third party from acquiring us even if it is in the best interests of our stockholders

     After this offering, Dr. Lisa Krinsky and Mr. Arnold Hantman combined will beneficially own approximately 43.5% of our outstanding common stock. As a result, they will probably be able to exercise control over all matters requiring stockholder approval including the election of directors and approval of significant corporate transactions. Their voting control could have the effect of delaying or preventing a change of control, which might benefit our stockholders. Additionally, management's voting control may depress the future market price of the common stock and warrants offered by this prospectus.

We may issue preferred stock without the approval of our stockholders, which could make it more difficult for a third-party to acquire us and could depress our stock price

     In the future, our board of directors may issue one or more series of preferred stock that has more than one vote per share without a vote of our stockholders. This could permit our board of directors to issue such stock to investors who support our management and give effective control of our business to our management. Additionally, issuance of this preferred stock could block an acquisition resulting in both a drop in the stock price and decline in interest in the stock, which could make it more difficult for stockholders to sell their shares. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

All of our total outstanding shares are restricted from immediate resale, but 642,475 shares may be publicly sold beginning in 90 days. This could cause the market price of our common stock to drop significantly, even if our business is doing well

     After this offering, we will have outstanding 3,589,642 shares of common stock. This includes the 1,250,000 shares we are selling in this offering. but does not include the common stock issuable upon exercise of the 625,000 warrants we are selling in this offering. These 1,250,000 shares of common stock and the 625,000 warrants may be separately resold in the public market immediately. The remaining shares may be publicly sold following expiration of agreements with HD Brous as follows:

                   No. of Shares                             May be Publicly Sold Beginning
---------------------------------------------------   -------------------------------------------
                      642,475                          90 days from the date of this prospectus

                     1,697,167                        12 months from the date of this prospectus

    641,230 shares upon exercise of options and       12 months from the date of this prospectus
             currently outstanding warrants

 625,000 shares upon exercise of warrants sold in     12 months from the date of this prospectus
                   this offering

The warrants offered for sale by this prospectus may not be exercised unless a current registration statement is in effect with the Securities and Exchange Commission and the shares of common stock issuable upon exercise of the warrants are qualifieed for sale under the securities laws of each state in which the warrant holders reside

     The warrrants offered for sale by this prospectus are not exercisible for one year, or earlier with the consent of HD Brous. Unless at the time of exercise a current registration statement is in effect with the Securities and Exchange Commission, the warrants may not be exercised. Additionally, at the time of exercise the shares of common stock issuable upon exercise of the warrants must be qualified for sale in each state in which a warrant holder resides. If both of these conditions are not met, the warrants will expire without value unless they are redeemed in which case investors will receive only the redemption price even though the fair market value of the warrants shall be substantially higher.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things, our expectations with regard to the pharmaceutical market, the future of health care and new drug development, the continued expansion of our clinical trials facility and our ability to acquire other businesses operating within our industry. In addition to these statements, trend analyses and other information including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward looking statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. We anticipate that some or all of the results may not occur because of factors which we discuss in the "Risk Factors" section of this prospectus beginning on page 11.

                                USE OF PROCEEDS

     We estimate the net proceeds from the offering to be approximately $8,436,000, or $9,761,000 if HD Brous exercises its over-allotment option in full. These amounts are after the payment of underwriting discounts and estimated expenses of this offering. The following table represents our current best estimates of how we will use the net proceeds of this offering:

                                                                                                  Approximate
                                                                                 Net Proceeds     % of Total
                                                                                --------------   ------------
Acquisitions ................................................................     $2,500,000          29.6%
Repayment of line of credit .................................................        268,000           3.2%
Repayment of past-due minority stockholders' notes ..........................        450,000           5.3%
Expansion of clinic or relocation to larger facility ........................      1,000,000          11.9%
Purchase of computer hardware and software and medical equipment ............        350,000           4.1%
Expansion of our marketing program including hiring additional personnel             250,000           3.0%
Opening of clinical laboratory ..............................................        500,000           5.9%
Website development .........................................................         75,000           0.9%
Working capital .............................................................      3,043,000          36.1%
                                                                                  ----------         -----
TOTAL .......................................................................     $8,436,000         100.0%
                                                                                  ==========         =====

     We may use a portion of the net proceeds to acquire additional clinical research businesses. We are not currently engaged in any negotiations, but we do have an option to buy a Phase I clinical research firm for approximately $600,000. We do not intend to consider making this acquisition unless and until we have an opportunity to review audited financial statements of this business. See "Business--Summary of Our Acquisition of Pharmaceutical Development Associates' Assets." We are not sure that we will make any future acquisitions and, if we do, whether we will pay cash or issue our securities. Our management will have broad discretion in how we spend these net proceeds.

     We entered into a $1,500,000 line of credit with Heller Healthcare Finance, Inc. on January 31, 2000 and borrowed the amount necessary to purchase the assets of Pharmaceutical Development Associates on March 29, 2000. The line of credit is payable on January 31, 2002 and bears interest of 1.75% above the lender's prime rate with a minimum interest rate of 10% per annum. We also are paying notes held by 12 of our minority stockholders, which bear 10% interest per annum. These minority stockholders are not officers, directors or 5% stockholders of SFBC. These notes are past due. We have not paid these notes because no request for payment has been made.

     A substantial portion of the proceeds has been allocated to working capital. We may use a substantial portion of the proceeds devoted to working capital to support the growth of our business pending collection of our accounts receivable. We use our line of credit to supplement our working capital. The amount available for use to borrow under our line of credit varies from day-to-day. As we collect our accounts receivable, we pay down our line of credit.

     Based upon our contemplated operations, business plans, and current economic and industry conditions, the above is our best estimate of the amount, timing, and allocation of the expenditures of the net proceeds of this offering. These estimated amounts are subject to reallocation within the listed categories or to new categories in response to a number of unanticipated events. These may include changes in our business plans, new government regulations, changing industry conditions, and future revenues and expenditures. For example, if we move to a larger facility, we may need to use an additional $200,000 for this purpose, although we do not expect to encounter this additional expense at this time.

     We believe that the net proceeds from this offering, together with anticipated revenues from operations, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least 12 months. Our belief is based on our operating plan, which in turn is based on assumptions, which may prove to be incorrect. As a result, our financial resources may not be sufficient to satisfy our capital requirements for this period. In addition, we may need to raise significant additional funds sooner in order to support our growth, develop new or enhanced services, respond to competitive pressures, acquire or invest in complementary or competitive businesses, or take advantage of unanticipated opportunities. If our financial resources are insufficient we may require additional financing in order to meet our plans for expansion. We cannot be sure that this additional financing, if needed, will be available on acceptable terms or at all. Furthermore, any additional debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing stockholders will be reduced, our stockholders may experience additional dilution in net book value per share, and such new equity securities may have rights, preferences, or privileges senior to those of our existing stockholders. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures.

     Pending the use of proceeds as disclosed above, we intend to invest the net proceeds in the United States Government securities, short-term of certificates of deposit, money market funds or other short-term, interest-bearing investment grade securities.

                                CAPITALIZATION

     Our capitalization is presented on an actual basis and on an adjusted basis to give effect to:

     o our repayment of debt in connection with the line of credit;

     o our repayment of notes payable and accrued interest to our minority stockholders;

     o our conversion of a minority stockholder's note payable into common stock;

     o our receipt of the net proceeds of this offering.

                                                                                       June 30, 2000
                                                                               ------------------------------
                                                                                   Actual        As Adjusted
                                                                               -------------   --------------
                                                                                        (Unaudited)
Accrued interest on minority stockholders' notes payable ...................    $  148,856      $       -0-
Long term debt current portion .............................................
Notes payable--minority stockholders .......................................       309,089              -0-
Current portion of all other long-term debt ................................       184,858          184,858
Long term debt .............................................................
Line of credit .............................................................     1,099,009              -0-
All other long-term debt ...................................................       163,237          163,237

Total debt and accrued interest on minority stockholders' notes ............     1,905,049          348,095
                                                                                ==========      ===========
Stockholders' equity
  Preferred stock, par value $.10 per share; 5,000,000 shares authorized,
   no shares issued or outstanding .........................................           -0-              -0-
  Common stock, par value $.001 per share, 20,000,000 shares authorized,
   2,335,736 shares issued and outstanding as of June 30, 2000 and
   3,589,642 shares issued and outstanding as adjusted .....................         2,336            3,590
  Additional paid-in capital ...............................................     1,965,756       10,425,505
  Deficit ..................................................................      (330,239)        (330,239)
                                                                                ----------      -----------
Stockholders' equity .......................................................     1,637,853       10,098,856
                                                                                ----------      -----------
Total capitalization .......................................................    $3,542,902      $10,446,951
                                                                                ==========      ===========

     Except as otherwise stated, the outstanding shares of common stock referred to in this prospectus do not include:

   o 625,000 shares of common stock issuable upon the exercise of the warrants offered by this prospectus;

   o 700,000 shares of common stock issuable under our 1999 stock option plan, of which we have granted options to purchase 640,667 shares;

   o 187,500 shares of common stock which may be issued through exercise of HD Brous' common stock over-allotment option and 93,750 shares of common stock which may be issued upon exercise of the warrants obtained through exercise of HD Brous' warrant over-allotment option;

   o 4,846 shares issuable upon exercise of warrants we issued to one minority stockholder, which warrants are exercisable over a three-year period commencing with the closing of this offering;

   o 255,736 shares of common stock issuable upon exercise of the warrants we issued to minority stockholders who received our convertible notes in exchange for their past due old notes. We offered these warrants to induce the note holders to forbear from collecting on past-due notes and to accept the convertible notes. On October 26, 1999, these minority stockholders converted $1,150,800 of the convertible notes into common stock at $4.50 per share. The warrants are exercisable for a 20 month period commencing with the closing of this offering; and

   o 125,000 shares of common stock, and 62,500 shares issuable upon exercise of warrants, contained in HD Brous' purchase option.

     We will have three classes of warrants outstanding following this offering:

   o warrants offered by this prospectus to purchase 625,000 shares of common stock exercisable at $9.60 per share;

   o minority stockholder warrants to purchase 255,736 shares of common stock exercisable at $8.00 per share; and

   o minority stockholder warrants to purchase 4,846 shares at $9.60 per share.

     Additionally, if HD Brous exercises its purchase option and acquires warrants at $.40 per warrant, we will have up to 62,500 warrants, exercisable at $15.36, outstanding. The purchase option is not exercisable for one year from the date of this prospectus.

                                   DILUTION

     As of June 30, 2000, the net tangible book value of our common stock was $930,086, or approximately $.40 per share. The net tangible book value per share represents the amount of our tangible assets less our liabilities divided by 2,335,737, which is the number of shares of our common stock currently outstanding. The pro forma net tangible book value, as adjusted for this offering, does not reflect any change in our net book value, which may result from our operations subsequent to June 30, 2000.

     After selling the 1,250,000 shares of common stock that are offered by this prospectus at $8.00 per share, deducting the underwriters' discount and the estimated expenses of this offering, our pro forma net tangible book value would be $9,255,089 or $2.58 per share. This change in pro forma net tangible book value represents an immediate increase in net tangible book value per share of approximately $2.18 to our present stockholders and an immediate dilution (the difference between the offering price of the shares and the pro forma net tangible book value per share after the offering) per share of approximately $5.42 to investors buying our common stock in this offering. The numbers contained in this section do not give effect to the increase in net tangible book value arising from the sale of the warrants.

     The following table illustrates the dilution of one share of common stock as of June 30, 2000:

                                                                                    Per Share of
                                                                                    Common Stock
                                                                             ---------------------------
   Initial public offering price per share ...............................     $ 8.00
    Net tangible book value per share at June 30, 2000 ...................     $  .40
    Increase per share attributable to investors in this offering ........     $ 2.18
                                                                               ------
   Pro forma net tangible book value per share after this offering .......                     $2.58(1)
   Dilution to public investors in this offering .........................                     $5.42(1)
                                                                                            ==========

----------------
(1) If HD Brous exercises its over-allotment option to purchase 187,500 additional shares of our common stock, this will result in an increase in the pro forma net tangible book value per share of $.22 and dilution to investors in this offering of $5.20 per share.

     The following table summarizes on a pro forma basis as of June 30, 2000 the total consideration and average purchase price paid by our present stockholders, and by the investors who purchase common stock in this offering, based on an assumed initial public offering price of $8.00 per share.

                                           Shares of Common Stock
                                                  Purchased              Total Consideration         Average
                                           -----------------------   ---------------------------      Price
                                              Number      Percent         Amount        Percent     Per Share
                                           -----------   ---------   ---------------   ---------   ----------
Present stockholders ...................    2,335,736       65.1%     $  1,578,509        13.6%     $  0.68
Conversion of convertible note .........        3,906        0.1%           25,003         0.2%        6.40
New investors ..........................    1,250,000       34.8%       10,000,000        86.2%        8.00
                                            ---------      -----      ------------       -----      -------
Total ..................................    3,589,642      100.0%     $ 11,603,512       100.0%     $  3.23
                                            =========      =====      ============       =====      =======

                            SELECTED FINANCIAL DATA

     We derived the selected financial data presented below from our historical financial statements and related notes included in another part of this prospectus. You should read the selected financial data together with our financial statements and the section of the prospectus entitled Management's Discussion and Analysis of Financial Condition and Results of Operations. Kaufman, Rossin & Co., independent certified public accountants, audited our financial statements for the years ended December 31, 1999, 1998 and 1997 and financial statements of Pharmaceutical Development Associates for the years ended December 31, 1999 and 1998. The pro forma financial statements for 1999 and the six months ended June 30, 2000 assume we made the acquisition of the business on January 1, 1999 and January 1, 2000, respectively. See the notes to the pro forma financial statements beginning at Page P-1 of this prospectus for information containing the adjustments made in the pro forma financial statements.

     This unaudited pro forma financial information does not purport to represent what our financial position or results of operations would actually have been if such transactions in fact occurred on those dates, or to project our financial position or results of operations for any future date or period. These unaudited financial statements should be read in conjunction with the historical financial statements of SFBC International and the business we acquired from Pharmaceutical Development Associates included in this prospectus.

Statement of Operations Data

                           SFBC International, Inc.

                                                                                     Year Ended December 31,
                                                                        -------------------------------------------------
                                                                             1997             1998              1999
                                                                        -------------   ---------------   ---------------
Net sales ...........................................................    $4,261,505       $ 5,869,987       $ 8,309,143
Cost of sales .......................................................     2,801,192         3,838,923         5,208,231
Gross profit ........................................................     1,460,313         2,031,064         3,100,912
General and administrative expenses .................................     1,383,356         1,323,764         2,259,141
Income from operations ..............................................        76,957           707,300           841,771
Interest expense ....................................................       239,707           199,584           181,143
Income (loss) before income taxes ...................................      (162,750)          507,716           660,628
Provision for income taxes ..........................................            --                --           410,000
Net income (loss) ...................................................    $ (162,750)      $   507,716       $   250,628
                                                                         ==========       ===========       ===========
Pro forma (unaudited):(1)
Income (loss) as reported before provision for income taxes .........    $ (162,750)      $   507,716       $   660,628
Provision for income taxes (benefit) ................................       (61,000)          191,000           251,000
                                                                         ----------       -----------       -----------
Pro forma net income (loss) .........................................    $ (101,750)      $   316,716       $   409,628
                                                                         ==========       ===========       ===========
Shares used in computation of pro forma net income (loss) per
  share(2) ..........................................................     1,520,000         1,520,000         1,881,863
                                                                         ==========       ===========       ===========
Pro forma net income (loss) per share(2) ............................    $    (0.07)      $      0.21       $      0.22
                                                                         ==========       ===========       ===========

----------------
(1) The unaudited pro forma data has been adjusted for income taxes which would have been recorded had the Company been a C corporation for the years ended December 31, 1999, 1998 and 1997.
(2) Pro forma net income (loss) per share of common stock has been computed using the historical number of shares of common stock outstanding.

                   Pharmaceutical Development Associates Inc.

                                                                                                   (Unaudited)
                                                                                  (Unaudited)     Supplementary
                                                                                   Pro Forma        Pro Forma
                                                                                   Combined         Combined
                                                   Year Ended December 31,        Year-Ended       Year-Ended
                                                -----------------------------    December 31,     December 31,
                                                   1998(3)         1999(3)          1999(4)          1999(5)
                                                -------------   -------------   --------------   --------------
Net sales ...................................    $3,151,593      $2,200,061      $10,509,204      $10,509,204
Cost of Sales ...............................     2,674,533       1,995,792        7,204,023        7,204,023
Gross profit ................................       477,060         204,269        3,305,181        3,305,181
General and administrative expenses .........       482,522         625,072        2,890,544        2,890,544
Income (loss) from operations ...............        (5,462)       (420,803)         414,637          414,637
Interest expense ............................        15,202          18,560          103,266           25,562
Income (loss) before income taxes ...........       (20,664)       (439,363)         311,371          389,075
Provision for income taxes ..................            --              --          118,000          148,000
Net income (loss) ...........................    $  (20,664)     $ (439,363)     $   193,371      $   241,075
                                                 ==========      ==========      ===========      ===========

----------------
(3) These columns contain the results of operations of the business which was sold by Pharmaceutical Development Associates.
(4) Includes our operations and the operations of the business we acquired on March 29, 2000 as if we acquired it on January 1, 1999.
(5) Includes the same information as in the column entitled "Pro Forma Combined Year-Ended December 31, 1999" and gives effect to the repayment of debt and accrued interest with the use of the proceeds of the offering as if the repayment occurred on January 1, 1999.

                   SFBC International, Inc. and Subsidiaries

                                                                                             Supplementary
                                                                           Pro Forma           Pro Forma
                                                                          Six Months           Six Months
                                                  Six Months Ended           Ended               Ended
                                                    June 30, 2000      June 30, 2000(6)     June 30, 2000(7)
                                                 ------------------   ------------------   -----------------
Net sales ....................................       $ 6,846,794          $7,274,074           $7,274,074
Cost of Sales ................................         3,840,603           4,124,175            4,124,175
Gross profit .................................         3,006,191           3,149,899            3,149,899
General and administrative expenses ..........         1,635,597           1,790,635            1,790,635
Income (loss) from operations ................         1,370,594           1,359,264            1,359,264
Interest expense .............................           101,721             111,852               31,316
Income (loss) before income taxes ............         1,268,873           1,247,412            1,327,948
Provision (benefit) for income taxes .........           502,000             474,000              505,000
Net income (loss) ............................       $   766,873          $  773,412           $  822,948
                                                     ===========          ==========           ==========

----------------
(6) Includes the operations of the business we acquired on March 29, 2000 as if we acquired it on January 1, 2000.
(7) Includes the same information as in column entitled "Pro Forma Six Months Ended June 30, 2000" and gives effect in the repayment of debt and accrued interest with the use of the proceeds of the offering as if the repayment occurred on January 1, 2000.

Balance Sheet Data

     The following balance sheet is presented on a historical basis and on a pro forma basis, as adjusted to reflect:

   o the net proceeds from the sale of 1,250,000 shares of common stock in this offering at an assumed price of $8.00 per share and 625,000 warrants at an assumed price of $.25 per warrant after deducting underwriting discounts and estimated offering expenses;

   o our repayment of debt in connection with the line of credit;

   o our repayment of notes payable and accrued interest to the minority stockholders; and

   o our conversion of a minority stockholder's note payable into common stock.

                                                                Six Months Ended June 30, 2000
                                                                ------------------------------
                                                                                  Pro Forma,
                                                                    Actual        As Adjusted
                                                                -------------   --------------
Cash ........................................................    $  906,094      $ 7,810,143
Working capital .............................................     1,724,732        9,086,726
Total assets ................................................     6,576,971       13,481,020
Long-term debt current portion and accrued interest .........       493,947          184,858
Long-term debt ..............................................     1,262,246          163,237
Total liabilities ...........................................     4,939,118        3,382,164
Total stockholders' equity ..................................    $1,637,853      $10,098,856

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes included in another part of the prospectus and which are deemed to be incorporated into this section. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including but not limited to, those contained in other sections of this prospectus including the section entitled "Risk Factors".

In General.

     SFBC International was organized in March 1999 for the purpose of acting as a holding company. In June 1999, we acquired South Florida Kinetics, our Phase I and II subsidiary. At the same time we merged with BioClinic Management Company, an inactive Florida corporation, controlled by Mr. Arnold Hantman, our chief executive officer. BioClinic Management, organized in 1984, operated our Phase I and II clinic until 1995. Lisa Krinsky, M.D., our president, organized South Florida Kinetics in 1995. Following the June 1999 transactions, Dr. Krinsky owned 1,014,487 shares of our common stock, Mr. Hantman owned 507,244 shares and our minority stockholders owned 558,269 shares. As a result, Dr. Krinsky and Mr. Hantman controlled SFBC International.

     As permitted by accounting rules, all historical financial information for SFBC International reflects the financial statements of our Phase I and II subsidiary, South Florida Kinetics, which we acquired on June 7, 1999. The following discussion also includes the operations of Pharmaceutical Development Associates. We purchased certain assets of Pharmaceutical Development Associates on March 29, 2000, which essentially coincided with the end of our fiscal quarter. All information for the six months ended June 30, 2000 includes the results of operations and cash flows of our new subsidiary, SFBC/Pharmaceutical Development Associates, Inc. since the date of acquisition. No financial information for Pharmaceutical Development Associates is included for the comparable period ended in 1999.

Results of Operations.

 Six Months Ended June 30, 1999 and 2000.

     Our net sales for the six months ended June 30, 2000 increased to $6,846,794 from $3,944,523, or an increase of approximately 73.6% over the same period in 1999.

     Our gross profit margins increased from 39.7% for the six months ended June 30, 1999 to 43.9% for the six months ended June 30, 2000. The increase is attributable to variance in our mix of contracts as well as the acquisition of Pharmaceutical Development Associates which maintained higher gross profit margins. Gross profit margins of Pharmaceutical Development Associates vary from year to year depending on the mix of its contracts. Contracts requiring us to pay for work subcontracted to others generate higher gross revenues and higher costs. Although in such case gross profit margins are decreased, actual profit in terms of dollars remains substantially the same.

     Our general and administrative expenses increased by $511,062 or 45.4% during the six months ended June 30, 2000 in comparison to the same period in 1999. We believe that this increase is directly attributable to our increased staff including those employed by SFBC/Pharmaceutical Development Associates. Additionally, Dr. Gregory B. Holmes joined us in February 1999 and another executive was not employed by us at all during the first quarter of 1999.

     In February 1999, our Phase I and II subsidiary, South Florida Kinetics, hired Dr. Gregory B. Holmes as executive vice president of clinical operations. It issued 160,000 options to Dr. Holmes exercisable at $1.25 per share. When we accquired South Florida Kinetics in June 1999, we re-issued the options to Dr. Holmes on the same terms. We are incurring expenses of $680,000 from these options including approximately $85,000 which we incurred in the six months ended June 30, 2000, and $220,000 which we incurred in the six months ended June 30, 1999. As the result of these options, we will incur additional expenses of approximately $85,000 for the balance of this year, approximately $170,000 in 2001 and approximately $35,000 in 2002.

     Our interest expense for the six months ended June 30, 2000 was essentially unchanged compared to the same period in 1999 although the components of our indebtness have changed. We expect interest expense to increase in the third quarter because of our use of our line of credit. We did not draw on our line of credit until March 14, 2000. At August 31, 2000, we owed $268,000 on the line of credit. Depending on our current circumstances, this amount is subject to frequent fluctuation.

     Our income before income taxes for the six months ended June 30, 2000 was $1,268,873, in contrast to $338,418 for the same period in 1999. After provision for income taxes, our net income was $766,873 for the six months ended June 30, 2000 in contrast to $194,418 for the same period in 1999.

     Business at our Phase I and II clinic remains strong, and we anticipate that the third quarter will be greater than our third quarter in 1999. As for SFBC/Pharmaceutical Development Associates, we expect that in the third quarter its net sales will exceed $1,000,000.

 Years Ended December 31, 1998 and 1999.

     Without including SFBC/Pharmaceutical Development Associates, net sales for 1999 increased by $2,439,156 or approximately 41.6% over the same period for 1998. While it is difficult to pinpoint the reasons for our growth beginning in 1998, we believe it is a combination of an increase in outsourcing by pharmaceutical and biotechnology companies and a growing recognition of the high-quality services we provide to our clients. Net sales of Pharmaceutical Development Associates decreased in 1999 to $2,200,061 from $3,151,593 in 1998, or approximately 30.2%. Its management believes the primary reason was its lack of working capital, which diverted its management's energies from operating the business.

     Without including Pharmaceutical Development Associates, our gross profit margins for the year ended December 31, 1999 increased to 37.3% from 34.6% during the same period in 1998. We believe this increase is a direct result of the increase in revenues, as the mix of contracts was not substantially different in 1999 and 1998. Since a portion of our cost of sales is relatively fixed, as our net sales increase, our gross margins increase. For example, our rent, management and key operating personnel costs and insurance costs do not materially vary. General and administrative expenses increased by $935,377 or approximately 70.7% over 1998. The major increases came from expenses attributable to Dr. Holmes' options of $304,583 and $255,537 in expenses related to the delay of this offering. We initially filed our first registration statement in August 1999. The delay in proceeding resulted in our incurring $255,537 as general and administrative expenses in 1999 rather than reflecting them as an asset on our balance sheet at December 31, 1999. Other large expenses increases include increased facility expenses of approximately $91,000, professional fees of approximately $93,000 and payroll and payroll taxes of approximately $114,000. The gross profit margins for Pharmaceutical Development Associates decreased in 1999 to 9.3% from 15.1% the prior year. This is primarily due to an increase in contracts in 1999 with a higher amount of direct costs. At the same time, the general and administrative expenses of Pharmaceutical Development Associates increased, in large part due to diversion of its management's resources from generating sales to seeking working capital due to under capitalization of the business.

     Our interest expense decreased by approximately 9.2% during 1999. Our total indebtedness declined by approximately $324,000 in late May 1999 when our Phase I and II subsidiary restructured its indebtedness and again in October 1999 when most of our convertible notes converted into common stock. We will reduce interest expense upon the closing of this offering when we repay the balance of our debt, including the debt we incurred to purchase the assets of Pharmaceutical Development Associates.

     Without including Pharmaceutical Development Associates, our income before income taxes for 1999 was $660,628, in contrast to $507,716 for 1998. In 1999, we recorded $410,000 in income tax liability (or over 50%) while in 1998 we did not have any provision for income taxes because we elected to be taxed under Subchapter S of the Internal Revenue Code through June 6, 1999. See Note 1 to our financial statements for the years ended December 31, 1998 and 1999 contained in this prospectus beginning at page F-1. Going forward, we expect our effective income tax rate to be 38%, assuming continued profitability. This is illustrated in the pro forma consolidated statements of income contained in our financial statements elsewhere in this prospectus. Our 1999 improved performance reflects the continued growth in our business.

     Pharmaceutical Development Associates lost $420,803 from operations in 1999, which represented a sharp increase over its 1998 loss from operations of $5,462. Its interest expense was not material either year. On a combined basis, our pro forma net income was $311,371 before taxes and $193,371 after taxes in 1999.

Liquidity and Capital Resources.

     In 1995 and 1996, our subsidiary, South Florida Kinetics, financed its operations with borrowings from its former stockholders. As a result of our June 1999 acquisition of South Florida Kinetics, our balance sheet at December 31, 1999 includes $309,089 owed to South Florida Kinetics former stockholders who are now our minority stockholders. In August 1999, most of our minority stockholders agreed to accept $1,175,899 of our three-year convertible notes in exchange for their old notes. Except for approximately $25,000 not converted, these convertible notes converted into shares of our common stock at $4.50 per share in October 1999. We also issued warrants to the note holders who converted entitling them to purchase 255,736 shares of common stock. The warrants are exercisable at $8.00 per share for a 20-month period beginning upon the closing of this offering.

     Not including our acquisition of Pharmaceutical Development Associates, net cash provided by operating activities was $292,300 for the year ended December 31, 1999 and $46,536 for the year ended December 31, 1998. The primary reason for improved cash flow from operations is the substantial increase in income from operations plus additional compensation expense recorded in connection with stock options issued to Dr. Holmes. This compensation expense, did not reduce our cash. Despite South Florida Kinetics net income in 1998, cash flows from operations were significantly less because of a substantial increase in accounts receivable arising in the second half of the year when operations became profitable. For the six months ended June 30, 2000, net cash provided by operating activities was $394,364 in contrast to $471,823 in the first six months of 1999 despite a large increase in income from operations. The decrease is primarily due to the increase in accounts receivable for the six months ended June 30, 2000.

     As a result of its 1999 loss, Pharmaceutical Development Associates used $137,484 in cash from operating activities in 1999. Its primary components consisted of a loss for the year of $439,363, $145,563 in increased accounts payable and $129,333 in depreciation and amortization resulting primarily from its former parent's acquisition of it in 1997, which it was required to recognize in its financial statements.

     Not including Pharmaceutical Development Associates, net cash used in financing activities was $3,090 for the year ended December 31, 1999 and $7,145 for 1998. These funds were used to make loan payments. Pharmaceutical Development Associates used $21,964 in financing activities in 1999 and $8,564 in 1998. These funds were used to make capital lease payments.

     For the six months ended June 30, 2000, net cash provided by financing activities was $724,860. In the six months 1999, we used $41,329 of cash in financing activities. The major items this year consisted of our use of our new line of credit and our use of our cash resources to repay debt we incurred in May 1999. We used net cash in investing activities of $56,676 for the year ended December 31, 1999 and $118,410 for 1998. We used this cash to purchase property and equipment and also in 1998 to advance $92,965 to our principal stockholder, Lisa Krinsky, M.D. She has agreed to repay this loan in August 2002 with annual interest payments of 6%. Pharmaceutical Development Associates provided $34,430 in 1999 as compared to $156,518 in 1998 from investing activities, primarily as the result of advances from its former parent and affiliates. During the six months of 2000, we used $501,415 in investing activities, as the result of our using existing cash to make the acquisition, purchase equipment, and to make loans to Lee Coast Research.

     On January 31, 2000, we entered into a revolving line of credit with Heller Healthcare Finance, Inc. which permits us to borrow up to $1,500,000 based upon the amount of our accounts receivable and meeting other financial covenants. Our agreement is for a two-year term. In addition to agreed upon loan fees, we pay Heller Healthcare Finance an annual rate of interest equal to 13/4% over the prime rate, subject to a minimum interest rate of 10% per annum. In order to secure payment on the line of credit, we have granted Heller Healthcare Finance a first lien on all of our assets. We initially used $308,500 from this line of credit to repay acquisition debt. Mr. Arnold Hantman, our chief executive officer, guaranteed this debt. At the time of our acquisition of South Florida Kinetics on June 7, 1999, we owed $191,500 to Mr. Hantman. This amount is being repaid in monthly installments of $20,000. As of August 31, 2000, we owed $140,129 to Mr. Hantman. We also used $450,000 of the line of credit to acquire the assets of Pharmaceutical Development Associates as of March 29, 2000. As of August 31, 2000, we owed $268,000 on this line of credit.

     To date, we have spent $950,000 as required by our acquisition agreement with the seller of the assets of Pharmaceutical Development Associates. We spent this sum as follows:

     o $272,000 down payment;

     o $178,000 paid into escrow;

     o $200,000 loaned to an affiliate of the seller payable in March 2001; and

     o $300,000 of working capital for our new Phase III subsidiary.

     Based upon the closing date balance sheet of the business we purchased, we believe we are entitled to approximately $150,000 from the amount in escrow representing an adjustment to the purchase price. At this time, we do not know if the seller agrees with this computation.

     In addition to the cash we paid to acquire the assets of Pharmaceutical Development Associates, we also issued a $150,000 secured note due in March 2002. We agreed to possibly pay the seller additional sums of up to $1,200,000 based upon the future earnings of SFBC/Pharmaceutical Development Associates. If the future earnings tests are met, these sums will be payable annually beginning in July 2001 over a period of up to three years. Finally, we agreed to pay the seller 5% of the amount, if any, by which the revenues of SFBC/Pharmaceutical Development Associates from one large client exceed a total of $2,600,000 for 2000 and 2001. This sum will be payable, if at all, in June 2002.

                                   BUSINESS

In General

     We are a contract research organization which conducts clinical trials and provides related services to pharmaceutical companies, biotechnology companies, and other contract research organizations. We have conducted operations for over 16 years. We have focused upon the development and maintenance of our database of special populations of participants for Phase I and Phase II clinical trials and believe we are one of the leading United States companies in recruiting participants for special populations in Phase I and Phase II clinical trials. We believe that this is particularly important since medications require extensive testing in many special populations.

     On March 29, 2000, we expanded our operations with the acquisition of the assets of Pharmaceutical Development Associates, a contract research organization focused on managing Phase III clinical trials at multiple sites involving ophthalmology, dermatology and generic drug testing.

Our History and Structure

     We are a Delaware corporation organized in March 1999 , and act as a holding company for our two subsidiaries:

     o South Florida Kinetics, Inc., formed in 1995, and

     o SFBC/Pharmaceutical Development Associates, Inc., formed in March 2000.

     On June 7, 1999, we merged with our predecessor, Bio Clinic Management Company. At the time of the merger, our chief executive officer, Mr. Arnold Hantman was the sole stockholder of Bio Clinic Management Company. We were the surviving entity in the transaction. Also, on June 7, 1999, we acquired South Florida Kinetics in exchange for 1,572,756 shares of our common stock. Dr. Lisa Krinsky, our president, was the founder and principal stockholder of South Florida Kinetics and as a result of the acquisition, became our principal stockholder.

     We currently conduct our Phase I and II business through South Florida Kinetics. On March 29, 2000, our subsidiary, SFBC/Pharmaceutical Development Associates acquired the assets of Pharmaceutical Development Associates, a contract research organization focused on managing Phase III clinical trials at multiple sites. Over the past three years, South Florida Kinetics' business has increased. See the results of operations for 1997-99 at page 21 of this prospectus which reflects South Florida Kinetics' growth.

The Drug Development Process

     Pharmaceutical and certain other therapeutic products are generally developed by pharmaceutical and biotechnology companies and are required to undergo significant clinical experimentation and clinical testing prior to their marketing or introduction to the general public. Clinical testing, known as clinical trials, is either conducted internally by pharmaceutical or biotechnology companies or is conducted on behalf of these companies by contract research organizations. We are a contract research organization. When clinical trials are outsourced, clients pay the contract research organization for conducting the clinical trial, as well as for other related services.

     The process of conducting clinical trials is highly regulated by the United States Food & Drug Administration, known as the FDA, as well as by other governmental and professional bodies. Below we describe the principal framework in which clinical trials are conducted. We also describe a number of the parties involved in these trials.

 Protocols.

     Before starting human clinical trials, a drug's sponsor must submit an investigational new drug application to the FDA. The application contains what is known in the industry as a protocol. A protocol is the blueprint for each drug study. The protocol tells us:

     o who we must recruit as qualified participants;

     o how often to administer the drug;

     o what dosage of the drug to give to the participants; and

     o what tests to perform on the participants.

 Institutional Review Board.

     An institutional review board is an independent committee of professionals and layperson, which reviews clinical research trials involving human beings. The institutional review board does not report to the FDA, and the FDA does not appoint its members. It is required to adhere to guidelines issued by the FDA, and the FDA audits its records.

     An institutional review board must approve all clinical trials. The institutional review board's role is to protect the rights of the participants in the clinical trials. It approves the protocols to be used, the advertisements which the company or contract research organization conducting the trial proposes to use to recruit participants, and the form of consent which the participants will be required to sign prior to their participation in the clinical trials. We can use any institutional review board we choose. However, when our clients request us to use a specific institutional review board, we follow their suggestions.

 Clinical Trials.

     The government sets very specific requirements, which must be followed in order to market a new drug or medical product in the United States. Drugs and medical products generally require approval by the FDA before marketing to the public.

     Human clinical trials or testing of a potential product are generally done in three, and sometimes four stages known as Phase I through Phase IV testing. The names of the phases are derived from the regulations of the FDA. Generally, there are multiple trials conducted in each phase.

 Phase I.

     Phase I trials involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I trials determine a drug's basic safety and how the drug is absorbed by, and eliminated from, the body. This phase lasts an average of six months to a year. In the case of Phase I trials conducted by us, we give our participants free medical examinations which may include physical exams, blood and urine tests, electrocardiograms, and bone scans. For women, we often give them pap smears and mammograms. We pay our participants a fee for participating in our clinical trials. We provide them free room and board in our Phase I and II subsidiary's clinic as necessary.

 Phase II.

     Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years. In Phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition. Phase II testing also involves determining acceptable dosage levels of the drug. In the case of Phase II trials conducted by us, we usually select participants who have the disease or condition for which the drug may help. If Phase II tests show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will move on to Phase III testing.

 Phase III.

     Phase III trials involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These trials generally last two to three years. Phase III trials are conducted at multiple locations or sites. Like the other phases, Phase III requires the site to keep detailed records of data collected and procedures performed. Both of our subsidiaries are involved in Phase III trials. South Florida Kinetics has conducted them using its medical staff on a limited basis from its Miami, Florida clinic. SFBC/Pharmaceutical Development Associates manages Phase III studies conducted by physicians at multiple sites throughout the United States and sometimes overseas.

 New Drug Approval.

     Following the completion of Phase III trials, assuming the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of its product, it submits an application to the FDA requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug's composition, and the sponsor's plans for producing, packaging and labeling the product. The FDA's review of an application can take a few months to many years, with the average review lasting 18 months. Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the FDA.

 Phase IV.

     The FDA may require that the sponsor conduct additional clinical trials following new drug approval and after the drug is available for sale. The purpose of these trials, known as Phase IV trials, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness. In recent years, the FDA has increased its reliance on these trials. Phase IV trials usually involve thousands of persons who are paid to participate in the trials; at the same time members of the public can purchase the drug apart from the Phase IV study. Phase IV trials also may be initiated by the company sponsoring the new drug to gain broader market value for an approved drug. For example, large-scale trials may also be used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained-release form of medication versus capsules taken multiple times per day.

Contract Research Industry

     There is a growing market for contract research organizations in part because the drug development process is characterized in general by high costs and long development cycles. As a result, pharmaceutical and biotechnology companies are increasingly relying on outsourcing to contract research organizations. For a fixed fee budgeted in advance, these companies can contract for required services, thereby reducing their financial uncertainties and the number of full-time highly specialized clinical personnel they must employ. Further, as certain contract research organizations have increasingly focused upon the development of special participant populations, these firms are able to more efficiently and more rapidly screen potential participants who are the subjects for the clinical trials.

     As a result of the these efficiencies, pharmaceutical and biotechnology companies, as well as contract research organizations with general, rather than specialized, expertise, are increasingly turning to contract research organizations, such as us, that have such expertise.

     As a result of the multiple steps and complexities involved in the drug development process described above, many companies have outsourced different aspects of the process to a variety of vendors. This has resulted in a fragmented market that often requires the pharmaceutical or biotechnology company to contract with a number of different organizations providing differing, and at times duplicative, services. We believe that few of the existing contract research organizations provide the range of services required to assist their pharmaceutical or biotechnology clients in a coordinated fashion through the drug development process. Accordingly, we believe that these companies are increasingly searching for contract research organizations that not only have expertise in identifying and recruiting special clinical trial participant populations and, therefore, reduce the time and expense associated with the drug development process, but that also offer additional services, such as protocol design, data management, report writing, institutional review board services, and electronic data transferring.

     We operate in a market segment that has seen steady growth over the last five years as pharmaceutical companies research and development budgets have almost doubled. According to a September 1999 article, the market for all contract research organizations is expected to be $5.5 billion this year. We operate in a niche part of this market. Further, industry sources have reported that pharmaceutical companies increased their utilization of contract research organizations from 28% in 1993 to 60% in 1997.

     Some of our clients and other companies that we work with are as follows:

Pharmaceutical Companies         Biotechnology Companies               Contract Research Organizations
-----------------------------    ---------------------------------     -------------------------------
Abbott Laboratories              Immunex Corp.                         Quintiles Transnational Corp.
Bristol-Myers Squibb Company     Medeva Americas, Inc.                 Phoenix International
Glaxo Wellcome Inc.              Genaissance Pharmaceuticals, Inc.     PPD, Inc.
Johnson & Johnson, Inc.          Celtrix Pharmaceuticals, Inc.         Premier Research
Merck & Co., Inc.                Elan Corp, PLC
Pfizer, Inc.                     Hughes Institute
Agouron Pharmaceuticals, Inc.
Sarawak Medichem
 Pharmaceuticals, Inc.

Summary of Our Acquisition of the Assets of Pharmaceutical Development
Associates

     Under the terms of our agreement with the seller, we purchased substantially all of the assets of Pharmaceutical Development Associates for $600,000, subject to adjustment and possible additional sums, depending upon the future profitability of our new subsidiary and the increase in sales from one of its large customers. We also assumed liabilities of the seller, but did not assume the seller's indebtedness or employee liability. However, because all of the assets of the seller have been pledged to secure its indebtedness, all of the payments described below have and will be made to the creditors of the seller with the exception of the escrow payment.

 The Purchase Price.

     The $600,000 consists of:

     o $272,000 in cash;

     o $178,000 paid into escrow; and

     o A $150,000 secured note, which is due in March 2002.

     We expect to receive approximately $150,000 being held in escrow representing the amount by which the operating liabilities exceeded the operating assets. The seller will receive the balance. We do not know if the seller will accept or challenge the closing date balance sheet.

     We also contributed $300,000 in working capital to SFBC/Pharmaceutical Development Associates. We may not repay this sum to ourselves for up to three years. Additionally, until that time we may only pay to ourselves one-half of the after-tax income of SFBC/Pharmaceutical Development Associates; the balance must be retained by the subsidiary.

 The Possible Additional Purchase Price.

     Depending upon the net income of SFBC/Pharmaceutical Development Associates, we may pay the seller additional money for the assets we purchased. This additional sum cannot exceed $600,000 for the 12-month period beginning April 1, 2000 and a total of $1,200,000 for the three-year period beginning April 1, 2000. If the agreed upon future earnings tests are met, these payments are due in July of each year beginning in 2001. Until April 1, 2003, we agreed to charge SFBC/Pharmaceutical Development Associates $12,000 per year for management services and to limit its share of annual auditing expenses to $20,000.

     Additionally, if the net revenues of SFBC/Pharmaceutical Development Associates from Clay Park, Inc. exceed a total of approximately $2,600,000 in 2000 and 2001 combined, we will pay the seller five percent of the excess amount. The payment, if any, will be due on April 1, 2002. Because of this possible additional consideration, we have also agreed that ophthalmology, dermatology and generic bioequivalence trials, which require the management of multiple sites, will only be conducted through SFBC/Pharmaceutical Development Associates and not through South Florida Kinetics until January 1, 2003. The seller insisted on this condition, so we could not divert business to South Florida Kinetics to avoid paying the additional consideration.

 The Marketing Agreement.

     As a condition of our purchase of the assets, SFBC/Pharmaceutical Development Associates entered into a marketing agreement with LeeCoast
Research Centers, Inc. under which SFBC/Pharmaceutical Development Associates is required to market clinical trials for specific clients, including those of generic drugs for Lee Coast Research. Under the marketing agreement, SFBC/Pharmaceutical Development Associates will receive commissions from LeeCoast Research of two to five percent of net sales from clinical trials referred to Lee Coast Research by SFBC/Pharmaceutical Development Associates, depending on the type of study and management of the clinical trials. Although our Phase I and II subsidiary, South Florida Kinetics, conducts similar clinical trials, it is free to compete for these studies because it, unlike SFBC/Pharmaceutical Development Associates, is not bound by this marketing agreement. The agreement expires on or before March 31, 2003. Either party may cancel the agreement on 180 days notice, and we may cancel the agreement on 30 days notice if LeeCoast Research management or a competitor of ours buys LeeCoast Research.

     LeeCoast Research operates a Phase I clinical trials facility in Fort Myers, Florida that specializes in clinical trials of generic drugs. LeeCoast Research is owned by Clinical Site Services Corp., which also owns Pharmaceutical Development Associates.

 Option to Purchase LeeCoast Research.

     We acquired an option to purchase the assets and assume the liabilities of LeeCoast Research. The essential terms are:

   o The purchase price is $600,000, plus the amount by which LeeCoast Research's operating assets exceed its operating liabilities. If the liabilities exceed the assets, we will get a credit.

   o The option is exercisable over a 12-month period beginning 30 days from the date of the closing of the offering.

   o If we exercise the option, we must pay LeeCoast Research one-half of the exercise price at closing and issue it a 24 month 8% note for the balance, payable monthly.

   o In order to assist us in determining whether to exercise the option, LeeCoast Research is required to send us monthly financial reports and permit us to review its books and records.

   o Pending our exercise of the option, LeeCoast Research is free to look for another buyer, subject to our right to match any offer from a third party.

     LeeCoast Research has not sent us the monthly financial reports. Our management has decided not to consider exercising the option until it reviews audited financial statements which reflect LeeCoast Research's financial condition and operating history. We have asked LeeCoast Research to obtain audited financial statements for 1999 and the nine months ended September 30, 2000. We do not expect the audit to be completed until late November or December of this year.

 Other Agreements.

     Pending exercise of our option to purchase LeeCoast Research, we lent $200,000 to it secured by a first lien on its accounts receivables. LeeCoast Research issued us its 8% secured note due in March 2001. If we are not paid, we may credit the unpaid balance against the contingent purchase price due the seller based upon SFBC/Pharmaceutical Development Associates' future earnings.

     As a condition of our purchase of the assets, we entered into a long-term employment agreement with Mr. D. Scott Davis who was the president of the seller. See "Management--Management Compensation" at page 38 of this prospectus for a summary of our agreement with Mr. Davis.

     SFBC/Pharmaceutical Development Associates entered into an exclusive a two-year consulting agreement with a corporation owned by Mr. George Gessner, a former employee of the seller who is engaged in brokering clinical trial studies. The consultant's duties relate to obtaining new contracts for SFBC/Pharmaceutical Development Associates, South Florida Kinetics and Lee Coast Research. We are currently negotiating an employment agreement with Mr. Gessner which would terminate the consulting agreement.

     SFBC/Pharmaceutical Development Associates has recently expanded overseas by obtaining contracts to manage studies, which it intends to place in Mexico and South Africa.

 Options to Deliver our Common Stock--Registration Rights.

     If SFBC/Pharmaceutical Development Associates meets its earnings targets and we are required to pay additional consideration as described above, we have the option to use shares of our common stock, valued at then current fair market value, rather than cash. If we exercise our option to purchase LeeCoast Research, the seller has the option to receive shares of our common stock, valued at then current fair market value, rather than cash.

     In either event, if we issue our common stock we are required to register the common stock at our expense each time we deliver it. Pending each registration of our common stock, we are required to place in escrow an amount of cash equal to the fair market value of our common stock. The recipients of our common stock will have the option to cancel the shares and take cash if the price is below the price at the time of issuance.

Our Strategies

     Our objective is to become the provider of choice of comprehensive contract research and related services and to acquire complementary businesses. Our strategy to achieve this objective includes the following key elements:

 Continue building our proprietary database of special participant populations.

     As we believe that a key determinant of the efficiency of the services provided by contract research organizations is the ability to staff the trial with individuals satisfying the trial's protocol, we intend to continue to focus a substantial portion of our efforts upon the development and expansion of our proprietary database of special population participants. "Special population" refers to the need of our clients in Phase I and II clinical trials to test drugs on participants who have the specific conditions specified in the protocol. The special population and therapeutic areas in which we specialize in generally are:

       o Cardiac                             o Geriatrics

       o Diabetics                           o Kidney disease

       o Ophthalmology                       o Pediatrics
       o HIV positive                        o Liver diseases
       o Dermatology                         o Post-menopausal females

We intend to expand our proprietary database by continuing to network with our existing participants, increasing our presence with support groups and establishing relationships with additional doctors.

 Continue expanding the range of services offered to our clients through acquisitions and strategic alliances.

     We intend to supplement our internal growth through the expansion of our geographic presence throughout the United States by acquiring or creating strategic alliances with other clinical research organizations and increasing our clinical research capabilities. Until our recent acquisition of Pharmaceutical Development Associates, we have conducted some Phase III and IV clinical trials primarily at our facility. With regard to private medical practices that specialize in Phase III and IV testing, we intend to acquire only the clinical research portion of a practice, which is not involved in routine ill patient treatment, rather than the medical care portion of the practice.

     We are also planning to start or acquire an onsite clinical laboratory as we currently rely on outside clinical laboratories to test our participants' blood and urine. During the year ending December 31, 2000, we expect to pay over $600,000 to outside clinical laboratories. We believe the ability to provide these services will increase the efficiency of our services to our clients, as well as increase our gross margins. As the laboratory will also provide services for Phase III and IV trials, we believe it will be a source of additional revenues, and will assist us in expanding our Phase III and IV business by fostering relationships with doctors who conduct Phase III and IV trials, but do not want the paperwork burdens. We estimate the cost of starting a clinical laboratory to be $500,000.

 Continue recruiting and training our employees.

     We believe that our employees have been and will continue to be a key to our success. Many of our employees have been working for us for more than 10 years. We maintain an in-house training program, and we regularly schedule in-house programs featuring outside instructors to upgrade our employees' clinical and technical skills. We continue our efforts in maintaining the employee satisfaction that in the past has kept our employee turnover rate low. The satisfaction of our employees is a resource we believe we can draw on to find and hire additional qualified employees.

Clients

     The mix of our clients and revenues generated from individual clients varies from year to year. On a long-term basis, we are not dependent on any one or several customers. Although each year we have some clients who make up a large percentage of our revenue, the identity of these clients may differ each year. We believe that this changing mix of client concentration in the contract research organization industry is common and expect it to continue. The loss of any client could have a material adverse effect on our business and future of operations.

     After combining our revenues with those of Pharmaceutical Development Associates, three clients each accounted for more than 10% of our revenues in 1998 and 1999. Only one of these companies was a 10% customer in both 1998 and 1999. In 1997, which does not include the results of Pharmaceutical Development Associates, three clients accounted for approximately 52% of our revenues.

     This change from year-to-year is best illustrated by the following table

  Year
--------
  1997     Purdue Frederick           Noven            Abbott Laboratories
            Pharmaceutical Company
  1998     Purdue Frederick           R.W. Johnson     Alcon Laboratories
            Pharmaceutical Company
  1999     Clay Park, Inc.            R.W. Johnson     Abbott Laboratories

     We also perform clinical trial services for leading contract research organizations. In 1999 and 2000, we performed clinical trials on a subcontract basis for Quintiles Transnational, PPD, Inc. and Phoenix International.

Business Development and Marketing

     Dr. Lisa Krinsky, Dr. Gregory B. Holmes and Mr. D. Scott Davis head our marketing team. They rely upon their extensive experience and the relationships they have developed to attract new contracts. We will continue to build our name recognition within the pharmaceutical and biotechnology industries as a provider of high quality services through the use of direct mail, presence at professional trade shows and display advertisements in generally accepted pharmacology magazines. Our marketing staff maintains a regular schedule of personal visits to our existing customers and new contacts.

     This year we expanded this marketing strategy by participating in professional trade shows. Dr. Holmes, our executive vice president of clinical operations, acted as chairperson for In/Sites(TM) 2000, the 6th annual national forum sponsored by the Institute for Institutional Research, Pharmaceutical Division in January 2000. In/Sites(TM) 2000, a three-day professional forum, featured presentations and case studies from many of the largest pharmaceutical and biotechnology companies and other participants in the clinical research process. Additionally, in April 2000, Dr. Holmes was one of the workshop instructors of Partnerships 2000: The Ninth Annual Partnerships with CROs & Other Outsourcing Providers, a three day trade show featuring representatives from major pharmaceutical and biotechnology companies, contract research organizations and others. This conference was also sponsored by the Institute for International Research.

     As part of our acquisition of the assets of Pharmaceutical Development Associates, we entered into a two-year consulting agreement with a corporation owned by Mr. George Gessner which is referred to on page 30 of this prospectus. The consultant is required to devote substantial time to marketing and soliciting new business for us in exchange for an annual fee of $108,000 payable monthly. In addition, the consultant may receive a commission of 1.25% on sales generated from specific existing customers.

Our Competitors

     The clinical research industry is highly fragmented and is comprised of a number of large, full-service contract clinical research organizations and many small contract clinical research organizations and limited service providers. Our major competitors in this industry include the research departments of pharmaceutical and biotechnology companies and other contract research organizations. We compete in this market on the basis of our ability to provide high quality personalized service and our ability to rapidly fill a client's need for particular types of clinical trial participants, thereby allowing our clients to complete the research necessary in Phases I and II to quickly move on to further development of a new drug. SFBC/Pharmaceutical Development Associates concentrates its clinical trials management services on the limited niche areas of ophthalmology, dermatology and generic drugs.

     However, many of our competitors are substantially larger and have substantially greater financial, human, and other resources than we do. Once that decision to outsource research is made, not only do we compete with other private companies, but to a lesser extent in Phase III studies we also compete with universities and teaching hospitals. Generally, contract research organizations principally compete on the basis of following factors:

     o their ability to recruit doctors and special population participants for clinical trials,

     o experience,

     o medical and scientific expertise in specific therapeutic areas in which clients are interested,

     o the quality of their clinical research,

     o the range of services they provide,

     o their ability to organize and manage large-scale trials,

     o their ability to manage large and complex medical databases, and

     o their financial stability.

     Our principal competitors include Quintiles Transnational, Covance, PPD, Inc., and Phoenix International. The general trend toward contract research organization consolidation has resulted in increased competition for clients. Consolidation within the pharmaceutical and biotechnology industries as well as the trend by the pharmaceutical and biotechnology industries to limit outsourcing to fewer rather than more contract research organizations has also heightened competition for contracts from that industry.

Potential Liability and Insurance

     Clinical research involves the testing of new drugs and other products on humans according to guidelines set by our clients and approved by the FDA. This testing can expose us to the risk of liability for personal injury or death to our participants resulting from many things, including unforeseen adverse side effects or failure to follow the guidelines we are given. In addition to our doctors who supervise our clinical trials, we also contract with outside doctors to provide medical services. For this reason we also face potential liability for a doctor's malpractice. We attempt to reduce these risks by requiring our clients to indemnify us for any product liability we might incur while performing services for those clients. These indemnification provisions are subject to negotiation with our clients and often vary. Generally, our contracts do not protect us if we are negligent or if the doctor is negligent. Most of our clients are large, well-capitalized companies but there is always a risk that a client may not have the financial ability to fulfill its obligation to indemnify us.

     We also maintain liability insurance to further protect us and staff doctors against these risks. Additional insurance beyond our current coverage might not be available to us on commercially reasonable terms or at all. All clinical trial participants sign an informed consent form approved by an institutional review board. As required by the FDA, we explain the risks of a trial to our participants. We believe the informed consents reduce our risk of liability.

     Our business, prospects, financial condition, and results of operations could be materially and adversely affected if we were required to pay damages or defense costs in connection with a claim that is beyond the scope of an indemnification provision or level of insurance, where our client does not fulfill its indemnification obligation or for negligence and malpractice that is not covered by insurance.

Government Regulation

     Once we begin a clinical trial, all phases are governed by extensive FDA regulations. Our clients are responsible for selecting qualified contract research organizations, providing those sites with protocols and any other necessary information, monitoring the testing, and reporting any changes or modification of the clinical trials to the FDA and reporting any serious and unexpected adverse reaction to the new drug to the FDA. When we perform any of these functions on behalf of our clients, we must comply with these requirements.

     The purpose of the FDA regulations is to assure that the products are safe and effective before they are offered for sale to the public. Our services are subject to various regulatory requirements designed to ensure the quality and integrity of the testing process. The industry standard for conducting clinical research and development studies is contained in regulations established for good clinical practice. As a practical matter, the FDA requires the test results submitted to it are based on studies that are conducted according to these regulations. The regulations cover subject matters including the following:

     o complying with regulations governing the selection of qualified doctors;

     o obtaining specific written commitments from the doctors;

     o verifying that informed consent is obtained from participants;

     o monitoring the validity and accuracy of data;

     o verifying that we account for the drugs provided to us by our clients;
       and

     o instructing doctors to maintain records and reports.

Failure to comply with these regulations can result in the entire disqualification of all data collected during the clinical trials. We are subject to regulatory action for failure to comply with these rules.

     Additionally, because as a matter of course we frequently deal with what is referred to as contaminated or hazardous medical waste material, we must properly comply with environmental regulations maintained by the federal, state, and county governments regarding disposal of these waste materials. As is standard in the industry, we contract with an outside licensed company to handle this waste disposal and rely on their compliance with the rules for proper disposal.

     Because we use narcotic drugs and other controlled substances in some of our clinical trials, we are required to have a license from the United States Drug Enforcement Administration. We must also use special care and security procedures to safeguard and account for all controlled substances. We have an outstanding record of regulatory compliance relating to our clinical trials. We are in material compliance with all other federal, state, and local regulations.

     The federal and state governments have recently undertaken efforts to control growing health care costs through legislation, regulation, and voluntary agreements with medical care providers and pharmaceutical, biotechnology, and medical device companies. The intent of recent comprehensive health care reform proposals introduced in the United States Congress was to generally expand health care coverage for the uninsured and reduce the growth of total health care costs. Although none of these proposals have been adopted, it is highly likely that the United States Congress will again address health care reform. The result of such potential reform would increase cost containment pressures, which in turn could reduce research and development expenditures by pharmaceutical and biotechnology companies. This could decrease our business opportunities. We are unable to predict whether or when this type of legislation will be enacted into law, or what affect this reform might have on our future business.

Our Employees

     We currently have 76 full-time employees consisting of the following:

Category                                  Number
--------------------------------------   -------
   Executive officers ................       4
   Management ........................       5
   Supervisors .......................       5
   Technical .........................       8
   Accounting ........................       3
   Sales .............................       4
   Clinical ..........................      24
   Clerical ..........................      15
   Kitchen and housekeeping ..........       8

We also have approximately 39 persons we employ on an as-needed basis. Our Phase I and II subsidiary employs an on-site medical director, an associate medical director, a nurse practitioner, a certified dietician, and other healthcare professionals. All of our employees are required to complete a formal in-house training program, which includes an orientation and review of our standard operating procedure manual. In the case of our Phase I and II clinical personnel, our employees training also includes CPR, seminars in updated and new medical techniques and information, and regular performance reviews.

     None of our employees are represented by a union or other collective bargaining organization. We consider our relationships with our employees and independent contractors to be satisfactory and have historically experienced low employee turnover.

Our Facility

     Our Phase I and II subsidiary operates a 250 bed inpatient/outpatient facility in Miami, Florida. We lease approximately 30,000 square feet at this location on a month-to-month basis for our executive offices and the South Florida Kinetics' clinic. The metropolitan Miami region provides us with access to over 5,000,000 people from which we can recruit our testing participants.

     We are currently exploring various options, which will provide us with additional space for the South Florida Kinetics' clinic. These options include the lease or purchase of property elsewhere in the greater Miami area, leasing additional space at our current location, or purchasing the building. Our current landlord has agreed to give us 12 months notice before we must vacate the premises. Because of the size of the greater Miami area, we believe we could obtain suitable space if we are required to move if our current lease terminates.

     Our Phase I and II clinic is required to utilize extensive equipment and impose extensive controls upon our test subjects in order to conduct our operations properly. Our medical technology and equipment includes cardiac telemetry, computerized electrocardiograms, holter monitors, intravenous infusion pumps, exercise treadmills, ambulatory blood pressure monitors, and synchronized digital clocks. Meals for our participants are prepared on-site under the supervision of a certified dietician. Our food service system allows us to offer special diets when required by the guidelines set by our clients and also to perform food effects studies. Throughout our clinic, security is maintained by the use of a limited access magnetic card system.

     SFBC/Pharmaceutical Development Associates leases 3,988 square feet located in Charlotte, North Carolina. The lease is for a three-year term commencing May 1, 2000. Our subsidiary is required to pay monthly rent of approximately $5,000 in the first year, $5,384 in the second year, and $5,783 in the final year. Mr. D. Scott Davis, president of SFBC/Pharmaceutical Development Associates, guaranteed the lease.

Legal Proceedings

     We are not a party to any material legal proceedings.

                                  MANAGEMENT

Directors and Executive Officers

Name                                  Age     Position(s)
-----------------------------------   --      ------------------------------------------------------------
Lisa Krinsky, M.D. ................   38      President, chief operating officer, secretary, and chairman of the board of directors

Arnold Hantman, C.P.A. ............   64      Chief executive officer, chief financial and chief
                                              accounting officer, treasurer and director

Dr. Gregory B. Holmes .............   43      Executive vice president of clinical operations

D. Scott Davis ....................   52      President of SFBC/Pharmaceutical Development
                                              Associates

Jack Levine, C.P.A. ...............   48      Director

Dr. Leonard I. Weinstein ..........   54      Director

     Lisa Krinsky, M.D. founded South Florida Kinetics in 1995. Since that time, Dr. Krinsky has been its president and chief executive officer, secretary, treasurer and chairman of its board of directors. Since June 1999, Dr. Krinsky has been our president and chief operating officer, secretary and chairman of our board of directors. Dr. Krinsky is a director of our new Phase III subsidiary. Prior to 1995, she worked in various research positions with Baxter HealthCare Corporation and us. Dr. Krinsky has 14 years of experience in research and development of new pharmaceutical products. Dr. Krinsky's accomplishments include developing and implementing new services, strategic planning, increasing revenues, and establishing a solid relationship of confidence and respect with our growing client base. Dr. Krinsky has overseen approximately 300 clinical trials at our Phase I and II subsidiary.

     Arnold Hantman, C.P.A. is one of our founders. Mr. Hantman has been our chief executive officer since 1993 and has been a director since 1984. He became our chief financial and accounting officer in June 1999. We are seeking to hire a new chief financial and accounting officer who has public company business or auditing experience. Previously, Mr. Hantman served as a member of the board of directors of Amerifirst Bank, Miami, Florida. Mr. Hantman received a Bachelor of Business Administration degree from City College of New York in accounting and a Juris Doctor degree from the University of Miami School of Law. Mr. Hantman is a licensed attorney in Florida and a life member of the American and Florida Institutes of Certified Public Accountants. His license as a certified public accountant in the State of Florida is inactive.

     Dr. Gregory B. Holmes became executive vice president of clinical operations of South Florida Kinetics in February 1999 and SFBC International in June 1999. From January 1997 through February 1999, Dr. Holmes was president of clinical research for Phoenix International Life Sciences in Cincinnati, Ohio. From May 1988 to January 1997, Pharmaco International in Austin, Texas, employed Dr. Holmes. While employed by Pharmaco, he held various vice president offices listed below:

     August - October 1994      vice president of strategic planning

     October 1994 - May 1995    vice president of clinical research, bioanalytic
                                laboratories and toxicology services

     June 1995 - January 1997   vice president of international business

Phoenix International, the parent of Phoenix International Life Sciences, and Pharmaco, now known as PPD, Inc., are two of our leading competitors. Dr. Holmes received a Doctorate in Pharmacy from the University of Minnesota College of Pharmacy and is board certified in pharmacology.

     Jack Levine, C.P.A. joined our board of directors in August 1999. Mr. Levine is a certified public accountant in the State of Florida and president of Jack Levine, P.A., a certified public accounting firm located in North Miami Beach, Florida, where he has been employed since 1984. Mr. Levine's firm performs accounting services for us. We believe the fees we are paying it are competitive with what we would pay unaffiliated accountants. Most of his firm's accounting practice consists of representing health care corporations, managed care companies and large physician groups. [In March 1996, Mr. Levine became a director of Bankers Savings Bank of Coral Gables, Florida. He continued to serve in this capacity until November 1998, when Bankers Savings Bank was acquired by Republic Bank, Inc.] Mr. Levine is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants and New York Society of Certified Public Accountants.

     Dr. Leonard I. Weinstein has been a director of our company since June 1999 and of South Florida Kinetics since May 1995. Dr. Weinstein specializes in providing consulting and mergers and acquisition services to the health care industry including physicians. Since June 1994, he has been president of Tropical Medical Services, Inc. Dr. Weinstein received a doctorate of public administration in health care administration from Nova Southeastern University.

     D. Scott Davis became president of our new Phase III subsidiary, SFBC/Pharmaceutical Development Associates, in March 2000 when we acquired the assets of Pharmaceutical Development Associates. From April 1988 through March 2000, Mr. Davis served as president of Pharmaceutical Development Associates.

Key Employees

     Mr. Robert P. Grandy is vice president of clinical research for South Florida Kinetics where he performs part-time consulting services. Mr. Grandy joined us in April 1998. Prior to that time from January 1976 through March 1998, Mr. Grandy was the Director of Clinical Research for Purdue Frederick Pharmaceutical Company, a pharmaceutical manufacturer located in Connecticut.

     Maria E. Quant is vice president of regulatory affairs of our Phase I and II subsidiary. She has worked for us since 1989. She is a certified English-Spanish translator.

Committees of the Board of Directors

     Our board of directors currently has audit and compensation committees. At least a majority of the audit and compensation committees are independent directors. The audit committee reviews the scope of our audit, recommends to the board the engagement of our independent auditors, reviews the financial statements and reviews any transactions between us and any of our officers, directors or other related parties. Our compensation committee evaluates our compensation policies, approves executive compensation and executive employment contracts and administers our stock option plan. Mr. Hantman, Mr. Levine and Dr. Weinstein are members of the audit committee. Dr. Krinsky, Dr. Weinstein and Mr. Levine are members of the compensation committee. In order to comply with the guidelines of The American Stock Exchange, we intend to add a third independent director by December 2000 who will replace Mr. Hantman on the audit committee.

Compensation of Our Directors

     We pay our independent directors a fee of $500 for each board and committee meeting, which they attend. We have granted each independent director non-qualified options to purchase 15,000 shares of common stock. The options are exercisable at $6.00 per share over a 10-year period, subject to vesting. The options vest in equal amounts each June 30 and December 31, commencing December 31, 1999 over a three-year period, subject to the director remaining on our board of directors as of each vesting date.

Limitation of Our Director's Liability

     Our certificate of incorporation eliminates the liability of our directors for monetary damages to the fullest extent possible. However, our directors remain liable for:

   o any breach of the director's duty of loyalty to us or our stockholders,

   o acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law,

   o payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law, or

   o any transaction from which the director derives an improper personal benefit.

These provisions do not affect any liability any director may have under federal and state securities laws.

Management Compensation

     Set forth below is information with respect to compensation paid by us for 1999, 1998, and 1997 to our chief executive officer, chief operating officer and executive vice president of clinical operations who are our only executive officers whose compensation exceeded $100,000 during 1999.

                          Summary Compensation Table

                                                       Annual Compensation
                                                 -------------------------------
     (a)                                  (b)        (c)              (i)
                                                                   All Other
Name and Principal Position              Year     Salary($)     Compensation ($)
-------------------------------------   ------   -----------   -----------------
Arnold Hantman,                          1999      $120,000             0
chief executive officer                  1998      $120,000             0
                                         1997      $120,000             0

Lisa Krinsky, M.D.,                      1999      $250,000             0
president and chief operating officer    1998      $250,000             0
                                         1997      $200,000             0

Dr. Gregory B. Holmes,                   1999      $101,996             0
executive vice president of
clinical operations

     In August 1999, we entered into three-year written employment agreements with Dr. Krinsky and Mr. Hantman. Dr. Krinsky receives an annual salary of $250,000. Mr. Hantman receives an annual salary of $150,000 effective January 1, 2000. Although they each waived their bonuses for 1999, Dr. Krinsky is to receive an annual bonus of 5% of net pre-tax income and Mr. Hantman is to receive an annual bonus of 3% of net pre-tax income pursuant to the agreements, if net pre-tax income reaches specified levels as follows:

Year                        1999         2000         2001         2002         2003
----------------------  -----------  -----------  -----------  -----------  -------------
Net pre-tax income ...   $1,000,000   $1,500,000   $2,000,000   $2,500,000   $3,000,000

     Additionally, Dr. Krinsky receives an automobile allowance of $1,334 per month and Mr. Hantman receives a monthly automobile allowance of $700 per month. We pay the cost of automobile insurance for Dr. Krinsky and Mr. Hantman, which is $1,800 and $1,600 respectively on an annual basis. We also pay the premiums for a life and a disability policy for Dr. Krinsky. Our monthly cost for this insurance is $330. Dr. Krinsky and Mr. Hantman may terminate their employment agreements if:

   o their duties are substantially modified;

   o we materially breach the terms of their employment agreements; or

   o if any entity or person who is not currently an executive officer or stockholder of ours becomes individually or as part of a group the owner of more than 30% of our common stock. If this occurs, each may chose to receive full compensation and benefits provided for in her or his employment agreement for the remainder of the term of the agreement or a release from the non-competition provisions of the employment agreement. These provisions may discourage a hostile takeover even if the takeover is in the best interest of all of our other stockholders.

     In February 1999, our Phase I and II subsidiary entered into an employment agreement with Dr. Holmes employing him for a one-year term as executive vice president of clinical operations at an annual salary of $120,000 per year. The agreement is automatically renewable each year unless either party gives notice of termination within 90 days of the expiration of the term.

     Effective March 29, 2000, we entered into a three-year employment agreement with Mr. D. Scott Davis, president of SFBC/Pharmaceutical Development Associates. Mr. Davis receives a salary of $102,000 the first year and $112,000 per year for the remaining two years. He also is eligible to receive two annual bonuses. One bonus is equal to 71/2% of the adjusted net income of SFBC/Pharmaceutical Development Associates in excess of $133,000 each calendar year. It is determined in the same manner as the contingent payment we may make to the seller of SFBC/Pharmaceutical Development Associates. The second bonus is equal to 15% of the amount of the contingent payment, which we may make to the seller of the assets of Pharmaceutical Development Associates based upon SFBC/Pharmaceutical Development Associates' future earnings. We also pay disability and life insurance payments for Mr. Davis and pay interest on a loan for him. Our annual cost of these benefits is approximately $4,000.

Stock Option Plan

     In June 1999, we adopted our 1999 stock option plan. We may issue incentive stock options, as defined in the Internal Revenue Code of 1986, or non-qualified stock options to purchase up to 700,000 shares of common stock under the plan. We have issued stock options to purchase an aggregate of 640,667 shares of common stock to 38 employees, two non-employee directors and three independent contractors including the executive officers listed in the table below. Under our 1999 stock option plan, our non-employee directors receive grants of 15,000 options upon election or appointment to our board of directors and again after all prior options have vested.

     The following table contains information concerning grants of options to our named executive officers during the last fiscal year.

                               Individual Grants

              (a)                           (b)                     (c)                  (d)              (e)
                                                                % of Total
                                         Number of            Options Granted
                                   Securities Underlying      to Employees in     Exercise or Base     Expiration
Name                                Options/SARs Granted     Last Fiscal Year      Price ($/Share)        Date
-------------------------------   -----------------------   ------------------   ------------------   -----------
Dr. Lisa Krinsky ..............           100,000                      20.7%            $6.60         08/03/2004
Dr. Gregory B. Holmes .........           160,000                      33.2%            $1.25         03/15/2009
Arnold Hantman ................            50,000                      10.4%            $6.60         08/03/2004

----------------
     The table below shows information with respect to the exercise of options to purchase our common stock by each of our named executive officers listed in the option grants table shown above, as of December 31, 1999, and the unexercised options held and the value at that date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values

              (a)                               (d)                              (e)
                                       Number of Securities              Value of Unexercised
                                      Underlying Unexercised                 In-The-Money
                                           Options/SARs                    Options/SARs At
                                             At FY-End                      FY-End ($) (1)
                                  -------------------------------   ------------------------------
Name                               Exercisable     Unexercisable     Exercisable     Unexercisable
-------------------------------   -------------   ---------------   -------------   --------------
Dr. Lisa Krinsky ..............      16,667            83,333          $ 23,334        $116,666
Dr. Gregory B. Holmes .........      40,000           120,000          $270,000        $810,000
Arnold Hantman ................       8,334            41,666          $ 11,668        $ 58,332

----------------
(1) Based on the difference between the $8.00 per share of the common stock and the option exercise price.

     Of the options we granted to Dr. Holmes, 80,000 options are currently vested, and the balance vest in 40,000 share increments on March 15, 2001 and 2002.

     As part of his employment agreement with SFBC/Pharmaceutical Development Associates, we granted Mr. D. Scott Davis 100,000 stock options exercisable over a two-year period at the greater of $6.00 per share or the price of this offering. Of these options, 33,334 vested immediately and the balance vest in increments of 33,333, subject to continued employment commencing March 29, 2001.

     Except for Dr. Holmes and Mr. Davis, all options vest in increments of one-sixth, on June 30 and December 31 each year, commencing on December 31, 1999, provided that the option holder is employed by us, providing services to us or acting as a director on such vesting date. The options expire 10 years from the day of grant, except that the options held by Dr. Krinsky and Mr. Hantman expire five years from the date of grant. However in the event of the death or termination of employment, all options terminate one year from the date of death or the person's relationship with us or three months after any other termination of the person's relationship with us. If the option holder's relationship with us is terminated for cause, the options terminate immediately.

                          RELATED PARTY TRANSACTIONS

     As the result of our recapitalization and the cancellation of approximately $824,000 of past-due secured notes, Mr. Arnold Hantman, our chief executive officer, owned approximately 24.4% of our outstanding common stock. In addition, we issued $500,000 of notes payable with an 8% rate of interest. The decrease in the debt was recorded as additional paid-in capital. Mr. Arnold Hantman guaranteed payment of the notes. Of this debt, Mr. Hantman holds a note of $191,500. On January 31, 2000, we entered into a loan agreement with Heller Healthcare Finance. Under the terms of this loan agreement, we paid all of the above notes except for the note held by Mr. Hantman. We began paying Mr. Hantman monthly installments of $20,000 per month as provided in his note effective in April 2000. The last installment is due in March 2001.

     Lisa Krinsky, M.D. organized South Florida Kinetics and is considered to be our founder together with Mr. Hantman. As part of the acquisition of South Florida Kinetics, our Phase I and II subsidiary, Dr. Krinsky received 1,014,487 shares of our common stock in exchange for her shares of the common stock of South Florida Kinetics. In 1998, we paid $92,965 of personal expenses on behalf of Dr. Krinsky. In August 1999, Dr. Krinsky issued us a three-year 6% $92,965 note providing for annual payments of interest only. The note is due in August 2002.

     However, Dr. Krinsky has agreed to pay the note in full within six months from the date of this prospectus. Any future loans or advances (or forgiveness of loans) to officers, directors or 5% stockholders will be for a bona fide business purpose and approved by a majority of disinterested independent directors. Additionally, any future transactions with officers, directors and 5% stockholders will be on terms that are at least as favorable to us as we could obtain from third parties. Additionally, we will pay for legal counsel for the independent directors.

     We provide the use of four offices consisting of approximately 1,000 square feet to Lam Pharmaceuticals Corp. Lam, based in Toronto, Ontario, develops drug compounds. We currently do not charge Lam rent. Mr. Hantman and Dr. Krinsky together own approximately 14% of Lam's common stock.

     Each of the above transactions has been approved by at least two disinterested directors at the time of the transactions, except for the loan made to Dr. Krinsky which was approved by all three of our disinterested directors at the time she delivered us the three-year note.

                            PRINCIPAL STOCKHOLDERS

     The following table provides information as of September 30, 2000 and as adjusted to give effect to the sale of 1,250,000 shares of common stock in this offering, concerning the beneficial ownership of our common stock by each director; each person known by us to be the beneficial owner of at least 5% of our common stock; and all executive officers and directors as a group.

                                                    Number of         Percentage of
                                                    Shares of          Common Stock
                                                   Common Stock   ----------------------
Name and Address                                   Beneficially    Prior to      After
of Beneficial Owner                                 Owned (1)      Offering     Offering
-----------------------------------------------   -------------   ----------   ---------
Lisa Krinsky, M.D. (2)
11190 Biscayne Boulevard
Miami, FL 33181 ...............................     1,047,821        44.2%        29.0%

Arnold Hantman (3)
11190 Biscayne Boulevard
Miami, FL 33181 ...............................       523,912        22.3%        14.5%

Dr. Gregory B. Holmes (4)
11190 Biscayne Boulevard
Miami, FL 33181 ...............................        81,000         3.4%         2.2%

Jack Levine, C.P.A. (5)
16855 N.E. 2nd Avenue
Miami Beach, FL 33162 .........................         5,000           *            *

Dr. Leonard J. Weinstein (6)
3423 N. 31st Terrace
Hollywood, FL 33021 ...........................         6,100           *            *

D. Scott Davis (5)
8701 Mallard Creek Road
Charlotte, NC 28262 ...........................        33,334         1.4%           *

All executive officers and directors as a group
  (six persons) ...............................     1,697,167        67.6%        45.1%

----------------
(1) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person has either the power to vote or sell our common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date whether upon the exercise of options or otherwise.

(2) Includes 33,334 shares of common stock issuable upon exercise of vested options.

(3) Includes 16,668 shares of common stock issuable upon exercise of vested options.

(4) Includes 80,000 shares of common stock issuable upon exercise of vested options.

(5) Represents shares issuable upon exercise of vested options.

(6) Includes 5,000 shares issuable upon exercise of vested options.

 *  Less than 1%

                           DESCRIPTION OF SECURITIES

     The following is a summary of the material terms of our securities. It is subject to applicable Delaware law and to the provisions of our certificate of incorporation. A copy has been filed as an exhibit to the registration statement containing this prospectus. Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, $.10 par value.

Common Stock

     We currently have 61 common stockholders. Each holder of common stock outstanding is entitled to one vote per share on all matters submitted to a vote of our stockholders including the election of directors. Holders do not have cumulative voting rights.

     In the event we dissolve or liquidate or wind up our business, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets remaining after payment of our liabilities and any preferences on outstanding preferred stock.

     Each share of common stock has an equal right to receive dividends when and if our board of directors decides to declare a dividend. We did not pay any dividends for the years ended December 31, 1997, 1998 and 1999.

     We do not anticipate paying cash dividends in the foreseeable future. The holders of our common stock are not entitled to preemptive rights.

Warrants

     Unless previously redeemed by us, you may, upon payment of the exercise price of $9.60 per share, purchase one share of common stock during the period commencing one year from the date of this prospectus, or earlier at the election of HD Brous and ending five years from the date of this prospectus. You may only exercise the warrants if a current prospectus under the Securities Act of 1933 relating to the shares of common stock issuable upon exercise of the warrants is then in effect, and the securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which you reside.

     Commencing one year from the date of this prospectus, or earlier with the consent of HD Brous, we may redeem the warrants at a price of $.25 per warrant, if

   o our common stock is listed on the Nasdaq Stock Market or the American or New York Stock Exchange,

   o at such time there is a current registration statement covering the shares of common stock issuable upon the exercise of the warrants, and

   o the closing price of our common stock is at least $20.00 per share for at least 20 consecutive trading days ending not earlier than three days prior to the date on which we give notice of redemption. We may not redeem the warrants prior to the date the warrants become exercisable. If we exercise our right to redeem the warrants, you will automatically forfeit your right to exercise your warrants unless you exercise the warrants before the redemption date. If we redeem the warrants, we must redeem all of the outstanding warrants.

     In order for us to redeem the warrants, we must give you between 30 to 60 days written notice of redemption. The notice of redemption shall specify the redemption price, the redemption date, the place where the warrant certificates shall be delivered and the redemption price paid. The notice shall also advise you that your right to exercise the warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the redemption date.

     The warrants may be exercised upon surrender of the warrant certificate(s) on or prior to 5:00 p.m., New York City time, on the expiration date of the warrants or, if we redeem the warrants, the day prior to the redemption date at the offices of our warrant agent with the form of an Election to Purchase on the reverse side of the warrant certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of shares of common stock for which the warrants are being exercised.

     The warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price, and the number of shares in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other similar events.

     We are not required to issue fractional shares of common stock. We will pay cash in lieu of fractional shares, based upon the current market value of such fractional shares at the date of exercise. A holder of warrants will not possess any rights as a stockholder unless and until he or she exercises the warrants.

     In the event of any merger, consolidation, sale or lease of substantially all of our assets or reorganization whereby we are not the surviving corporation, we may provide in the agreement relating to the transaction that each warrant shall be converted into such securities of the surviving or acquiring corporation or other entity as has a value equal to the value of the warrants, which shall not exceed the amount by which the consideration to be received per share of common stock exceeds the exercise price of the warrant. The value of the warrants and securities being issued in exchange therefor are to be determined by our board of directors. If the value of the consideration to be received per share of common stock is not greater than the exercise price of the warrants, the warrants shall expire and be worthless.

     Although the warrants have a fixed exercise price and have a fixed expiration date, it is possible that in the future we may wish to reduce the exercise price or extend the exercise period of the warrants. We have no plans to reduce such price or extend the exercise period of the warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this prospectus is a part or a new registration statement, and no warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Securities and Exchange Commission.

     The warrants are issued pursuant to a warrant agreement between us and Continental Stock Transfer & Trust Co., as warrant agent.

Preferred Stock

     We currently have no shares of preferred stock issued or outstanding. We have no plans, agreements or understandings with respect to the issuance of any shares of preferred stock.

     The board of directors is authorized to fix the following rights and preferences of the preferred stock:

     o The rate of dividends and whether such dividends shall be cumulative.

     o The price at and the terms and conditions on which shares may be redeemed.

     o The amount payable in the event of voluntary or involuntary liquidation.

     o Whether or not a sinking fund shall be provided for the redemption or purchase of shares.

     o The terms and conditions on which shares may be converted.

     o Whether, and in what proportion to any series, another series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share.

     Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. The effect of this preferred stock is that our board of directors alone may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of SFBC without further action by our stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Anti-takeover Effects of Delaware Law

     Following this offering, we will be subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions such as a merger with any "interested stockholder" which includes, a stockholder owning 15% of a corporation's outstanding voting securities, for a period of three years after the date in which the person became an interested stockholder, unless:

   o the transaction is approved by the corporation's board of directors prior to the date the stockholder became an interested stockholder;

   o upon closing of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

   o on or after such date, the business combination is approved by the board of directors and at least 662/3% of outstanding voting stock not owned by the interested stockholder.

Indemnification and Liability of Our Directors and Officers

     Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have provided for this indemnification in our certificate of incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into indemnification agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our certificate of incorporation that no indemnification shall be available, whether pursuant to our certificate of incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a stockholders' derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense. We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Transfer and Warrant Agent

     Continental Stock Transfer & Trust Co., New York, New York, is the transfer and warrant agent for our common stock and warrants.

American Stock Exchange Listing

     We have been approved for listing of our common stock and warrants on the American Stock Exchange under the symbols SFC and SFC.WS. An active trading market for our common stock and warrants may not develop.

Dividend Policy

     Our board of directors does not intend to pay dividends on our common stock in the future. Instead, we intend to retain future income, if any, to finance the growth of our business.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The common stock and warrants sold in this offering will be freely tradable without any restrictions. Sales of substantial amounts of common stock in the public market following this offering could adversely affect our ability to raise capital at a time when we need it or on terms favorable to us. Following this offering, we will have 3,589,642 shares of common stock outstanding, assuming that HD Brous does not exercise its over-allotment option to purchase up to an additional 187,500 shares and 93,750 warrants.

     None of our shares of common stock outstanding prior to this offering or issuable upon exercise of options or warrants may be publicly sold for 90 days following the date of this prospectus. Following the expiration of these periods, the outstanding shares of common stock may be publicly sold under Rule 144 under the Securities Act of 1933.

     Beginning on the dates specified below, the following shares of common stock may be publicly sold under Rule 144 under the Securities Act of 1933:

                                                           Number of Days/Months
                 Number of Shares                     from the Date of this Prospectus
--------------------------------------------------   ---------------------------------
     642,475 shares of outstanding common stock                   90 days

   1,697,167 shares of outstanding common stock                  12 months

      641,230 shares issuable upon exercise of
         outstanding options and warrants(1)                     12 months

625,000 shares issuable upon exercise of warrants
              offered by this prospectus(2)                      12 months

----------------
(1) Assumes exercise of 260,582 outstanding warrants as of the date of this prospectus, which starts the required one-year holding period.
(2) In order for you to exercise the warrants offered by this prospectus, a current registration statement must be in effect.

     In general, Rule 144, as currently in effect, provides that, commencing 90 days after the date of this prospectus, any person who has held restricted common stock for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current and public information about us. A person who has not been an affiliate of for at least three months immediately preceding the sale and who has owned such shares of common stock for at least two years is entitled to sell the shares under Rule 144(k) without regard to any of the limitations described above.

     Any shares of common stock issued to our minority stockholders upon exercise of 260,582 warrants owned by them cannot be sold for 12 months from the date of exercise of the warrants. In addition, at the time of the closing of this offering, we will issue to HD Brous a purchase option to purchase 125,000 shares of common stock at $12.80 per share and 62,500 warrants at $.40 per warrant, commencing one year following the date of this prospectus. Once HD Brous acquires the warrants, their exercise price will be $15.36 per share. The purchase option to be issued to HD Brous will contain provisions requiring us to register the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, in the future once they become exercisable.

                             PLAN OF DISTRIBUTION

     Our underwriters, for whom HD Brous is acting as the representative, have agreed, severally, on the terms and subject to the conditions of the underwriting agreement, to purchase from us, and we have agreed to sell to the underwriters, 1,250,000 shares and 625,000 warrants as follows:

                                                        Shares of
                                                      Common Stock     Warrants
                                                     --------------   ---------
 HD Brous & Co., Inc. ............................        725,000      362,500
 American Fronteer Financial Corporation .........        425,000      212,500
 Sterling Financial Investment Group..............        100,000       50,000
                                                        ---------      -------
                                                        1,250,000      625,000

     The underwriters are committed severally to purchase and pay for all of the securities on a "firm commitment" basis if they purchase any securities.

     The underwriters have advised us that they propose to offer the securities to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriters may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc., concessions not exceeding $.40 per share of common stock and $.0125 per warrant. After the offering, the offering price and the concession may be changed.

     We have granted an option to HD Brous, exercisable during the 45-day period from the date of this prospectus, to purchase up to a maximum of 187,500 additional shares and 93,750 additional warrants at the public offering price set forth on the cover page of this prospectus, less the underwriting discount, for the sole purpose of covering over- allotments of the securities. HD Brous may purchase up to 187,500 shares of common stock and/or 93,750 warrants or any combination of shares of common stock or warrants.

     We have agreed to pay to HD Brous a non-accountable expense allowance of 3% of the aggregate public offering price of all securities sold, including any securities sold pursuant to the over-allotment option. We have paid HD Brous $10,000 to date.

     The underwriting agreement also provides for us to pay HD Brous a fee if it introduces us to a party, which enters into a business combination or other business transaction with us.

     All of our officers, directors and 5% stockholders have agreed not to sell (including any short sale or sale against the box) publicly or otherwise transfer, subject to certain exceptions for transfers to related parties, any of their securities during the 12-month period commencing with the date of this prospectus, without the written consent of HD Brous. A sale against the box is similar to a short sale, except that the seller owns the shares but delivers borrowed shares to effect the sale. We have also agreed that, during the 12-month period commencing with the date of this prospectus, we will not, without the consent of HD Brous, publicly sell or register any securities under the Securities Act, including shares issuable under our present stock option plan.

     The underwriting agreement provides for reciprocal indemnification between the underwriters and us against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.

     In connection with this offering, we have agreed to sell to HD Brous, for nominal consideration, a purchase option to purchase from us up to 125,000 shares at a price equal to $12.80 per share and 62,500 warrants at a price of $.40 per warrant. Once HD Brous acquires the warrants, their exercise price will be $15.36 per share. The warrants to be issued upon the exercise of this purchase option are substantially similar to the warrants we are selling by this prospectus. HD Brous' purchase option is exercisable for a five-year period commencing on the date of this prospectus and during the one-year period commencing on the date of this prospectus, it may not be sold, transferred, assigned or hypothecated, other than to the officers or stockholders of HD Brous or to other underwriters or selling group members or their officers, partners or members, all of whom will be bound by these restrictions. The purchase option provides the holders with cashless exercise rights, which enable them to receive any appreciation in the value of the underlying shares and warrants without making a cash investment. The holders of the purchase option have no voting, dividend or other rights as our stockholders with respect to the securities issuable upon exercise of the purchase option until exercise of the option, or the warrants contained in the option as the case may be. The holders of the purchase option have been given the opportunity to profit from a rise in the market for our securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the purchase option can be expected to exercise them at a time when, in all likelihood, we would be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable to us than those provided by the purchase option. This may adversely affect the terms on which we could obtain additional financing. Any profit received by the underwriters on the sale of the purchase option or the securities issuable upon their exercise may be deemed additional underwriting compensation. The purchase option is not exercisable for one year from the date of this prospectus.

     We have agreed to register on one occasion the common stock contained in the purchase option and the shares issuable upon the exercise of the warrants upon the request of the holders of a majority of the shares issuable upon exercise of the purchase option and the warrants. This agreement runs for five years. We are required to pay all expenses.

     In addition, for five years following the date of this prospectus, we are required to give advance notice to the holders of the purchase option or underlying securities of our intention to file a registration statement, and the holders of the purchase option and underlying securities will have the right twice to include the shares of common stock issuable upon exercise of the purchase option and the warrants in the registration statement at our expense.

     The underwriting agreement provides that, during the five-year period following the date of this prospectus, HD Brous will have the right to designate one member to our board of directors. HD Brous has not yet designated such a person to serve as a director.

     The underwriting agreement also requires us to maintain $1,000,000 of key person life insurance on the lives of Mr. Arnold Hantman and Dr. Lisa Krinsky during their terms of employment with us.

     Prior to this offering, there has been no public market for our shares of common stock or the warrants.

     HD Brous has informed us that sales to any account over which any underwriter exercises discretionary authority will not exceed 1% of this offering.

     Until the distribution of our common stock or warrants is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase our common stock and warrants. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of our common stock or warrants. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock or warrants.

     If the underwriters create a short position in our common stock or warrants in connection with this offering, that is, if they sell more securities than are set forth on the cover page of this prospectus, the underwriters may reduce that short position by purchasing our common stock and warrants in the open market on the American Stock Exchange. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     HD Brous also may impose a penalty bid on selling group members. This means that if the underwriters purchase common stock and warrants in the open market to reduce their short position or to stabilize the price of our common stock and warrants, HD Brous may reclaim the amount of the selling concession from the selling group members who sold those securities as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid also might have an effect on the price of our common stock or warrants to the extent that it discourages resales of our common stock or warrants.

     Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock or warrants. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions or that such transactions, once commenced will not be discontinued without notice.

     During 1998, the State of Connecticut Department of Banking and the State of New Jersey Bureau of Securities conducted an examination of books and records and interviewed certain personnel located in HD Brous' now closed Melville, New York office. Following that examination, the states alleged that HD Brous failed to enforce its procedures to reasonably supervise certain of its sales agents' use of written sales materials, which resulted in violations of those states' securities laws. In order to resolve issues raised as a result of the examination without the expense and delay of an administrative hearing, in August 1998 HD Brous entered into a joint consent order with the states of Connecticut and New Jersey without admitting or denying the allegations and without any hearing or presentation of evidence. Under the consent order, HD Brous agreed to (a) cease and desist from engaging in conduct that would violate Connecticut or New Jersey securities laws by reason of failing to establish written supervisory procedures and a system for applying them to prevent the use of written sales presentations that have not been approved by HD Brous, (b) engage a consultant to review HD Brous' policies and procedures and prepare a written report for HD Brous, and (c) pay an aggregate of $30,000 in administrative fines to the states of Connecticut and New Jersey.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Michael Harris, P.A., West Palm Beach, Florida. Attorneys employed by this law firm own 76,635 shares of our common stock. Wolin & Rosen, Ltd., Chicago, Illinois is acting as counsel for the underwriters.

                                    EXPERTS

     Our financial statements for the years ended December 31, 1998 and 1999 and the financial statements of the business we acquired from Pharmaceutical Development Associates for years ended December 31, 1998 and 1999, appearing in this prospectus and registration statement have been audited by Kaufman, Rossin & Co., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock and warrants to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock and warrants to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the registration statement or any other information, which we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's website, www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this Act, will file periodic reports, proxy and information statements, and other information with the Securities and Exchange Commission.

                            REPORTS TO STOCKHOLDERS

     We intend to distribute to our stockholders annual reports containing audited financial statements and will make available to our stockholders other information as we deem appropriate.

I N D E X   T O   H I S T O R I C A L   F I N A N C I A L   S T A T E M E N T S

                                                                                          Page
                                                                                         -----
AUDITED FINANCIAL STATEMENTS

  SFBC INTERNATIONAL, INC. AND SUBSIDIARY

   Independent Auditors' Report ......................................................    F-2

   Consolidated Balance Sheet as of December 31, 1999 ................................    F-3

   Consolidated Statements of Income for the years ended December 31, 1999 and 1998 ..    F-4

   Consolidated Statements of Changes in Stockholders' Equity for the years ended
    December 31, 1999 and 1998 .......................................................    F-5

   Consolidated Statements of Cash Flows for the years ended
    December 31, 1999 and 1998 .......................................................    F-6

   Notes to Consolidated Financial Statements ........................................    F-7

  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

   Independent Auditors' Report ......................................................   F-17

   Statement of Net Assets to be Sold as of December 31, 1999 ........................   F-18

   Statements of Operations of the Business to be Sold for the years ended
    December 31, 1999 and 1998 .......................................................   F-19

   Statements of Cash Flows of the Business to be Sold for the years ended
    December 31, 1999 and 1998 .......................................................   F-20

   Notes to Financial Statements .....................................................   F-21

UNAUDITED FINANCIAL STATEMENTS

  SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

   Consolidated Balance Sheet as of June 30, 2000 ....................................   F-25

   Consolidated Statements of Income for the three month period ended
    June 30, 2000 and 1999 ...........................................................   F-26

   Consolidated Statements of Cash Flows for the six month periods ended
    June 30, 2000 and 1999 ...........................................................   F-27

   Notes to Consolidated Financial Statements ........................................   F-28

  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

   Statement of Operations of the Business to be Sold for the eighty-nine days ended
    March 29, 2000 ...................................................................   F-30

   Statement of Cash Flows of the Business to be Sold for the eighty-nine days ended
    March 29, 2000 ...................................................................   F-31

   Notes to Statements of Operations and Cash Flows ..................................   F-32

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
SFBC International, Inc.
Miami, Florida

     We have audited the accompanying consolidated balance sheet of SFBC International, Inc. and Subsidiary as of December 31, 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFBC International, Inc. and Subsidiary as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                        Kaufman, Rossin & Co.

Miami, Florida
January 28, 2000 (except for Note 10,
 as to which the date is June 30, 2000)

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                                             December 31,
                                                                                 1999
                                                                           ---------------
                              ASSETS
CURRENT ASSETS
  Cash .................................................................    $    288,285
  Accounts receivable, net .............................................       2,075,722
  Prepaid expenses .....................................................          61,722
                                                                            ------------
   Total current assets ................................................       2,425,729
LOAN RECEIVABLE FROM STOCKHOLDER .......................................          92,965
PROPERTY AND EQUIPMENT, NET ............................................         208,536
OTHER ASSETS ...........................................................          86,500
                                                                            ------------
   TOTAL ASSETS ........................................................    $  2,813,730
                                                                            ============
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable .....................................................    $    131,632
  Accrued liabilities ..................................................         226,313
  Accrued interest to related parties ..................................         132,120
  Advance billings .....................................................         280,357
  Deferred income taxes ................................................         100,000
  Notes payable--current portion ($371,089 to related parties) .........         587,328
                                                                            ------------
   Total current liabilities ...........................................       1,457,750
                                                                            ------------
NOTES PAYABLE ($130,000 to related parties) ............................         260,000
                                                                            ------------
DEFERRED INCOME TAXES ..................................................         310,000
                                                                            ------------
COMMITMENTS
STOCKHOLDERS' EQUITY
  Preferred stock, $.10 par value, 5,000,000 shares
   authorized, 0 shares issued and outstanding .........................              --
  Common stock, $.001 par value, 20,000,000 shares authorized,
   2,335,736 shares issued and outstanding .............................           2,336
  Additional paid-in capital ...........................................       1,880,756
  Deficit ..............................................................      (1,097,112)
                                                                            ------------
   Total stockholders' equity ..........................................         785,980
                                                                            ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................    $  2,813,730
                                                                            ============

                            See accompanying notes.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                          Years Ended December 31,
                                                                        -----------------------------
                                                                             1999            1998
                                                                        -------------   -------------
NET SALES ...........................................................    $8,309,143      $5,869,987
COST OF SALES .......................................................     5,208,231       3,838,923
                                                                         ----------      ----------
GROSS PROFIT ........................................................     3,100,912       2,031,064
GENERAL AND ADMINISTRATIVE EXPENSES .................................     2,259,141       1,323,764
                                                                         ----------      ----------
INCOME FROM OPERATIONS ..............................................       841,771         707,300
INTEREST EXPENSE ($173,813 and $189,756 to related parties) .........       181,143         199,584
                                                                         ----------      ----------
INCOME BEFORE INCOME TAXES ..........................................       660,628         507,716
INCOME TAXES ........................................................       410,000              --
                                                                         ----------      ----------
NET INCOME ..........................................................    $  250,628      $  507,716
                                                                         ==========      ==========
PRO FORMA DATA (UNAUDITED) (1)
  Income before income taxes ........................................    $  660,628      $  507,716
  Income taxes ......................................................       251,000         191,000
                                                                         ----------      ----------
   Pro forma net income .............................................    $  409,628      $  316,716
                                                                         ==========      ==========
Pro forma earnings per share:
  Basic .............................................................    $      .22      $      .21
  Diluted ...........................................................           .21             .21
                                                                         ==========      ==========
Shares used in computing pro forma earnings per share:
  Basic .............................................................     1,881,863       1,520,000
  Diluted ...........................................................     1,906,333       1,520,000
                                                                         ==========      ==========

----------------
(1) The unaudited pro forma data has been adjusted for income taxes which would have been recorded had the Company been a C Corporation for the years ended December 31, 1999 and 1998.

                            See accompanying notes.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                Years Ended December 31, 1999 and 1998
                                           --------------------------------------------------------------------------------
                                            Common stock, $.001 par
                                               value; 20,000,000
                                               shares authorized         Additional
                                           -------------------------       Paid-In
                                              Shares      Par Value        Capital           Deficit             Total
                                           -----------   -----------   --------------   ----------------   ----------------
Balances--January 1, 1998 ..............    1,520,000      $ 1,520      $    99,480       $ (1,855,456)      $ (1,754,456)
Net income--1998 .......................           --           --               --            507,716            507,716
                                            ---------      -------      -----------       ------------       ------------
Balances--December 31, 1998 ............    1,520,000        1,520           99,480         (1,347,740)        (1,246,740)
Acquisition of net assets of SFBC
  International, Inc. ..................      560,000          560          326,143                 --            326,703
Common stock options issued as
  compensation .........................           --           --          304,583                 --            304,583
Conversion of debt to common stock .....      255,736          256        1,150,550                 --          1,150,806
Net income--1999 .......................           --           --               --            250,628            250,628
                                            ---------      -------      -----------       ------------       ------------
Balances--December 31, 1999 ............    2,335,736      $ 2,336      $ 1,880,756       $ (1,097,112)      $    785,980
                                            =========      =======      ===========       ============       ============

All stock information has been adjusted to give effect to the recapitalization and four-for-five reverse stock split in June 1999.

                             See accompanying notes.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended December 31,
                                                                     -----------------------------
                                                                          1999            1998
                                                                     -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................    $  250,628      $  507,716
                                                                      ----------      ----------
 Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation ..................................................        64,425          56,945
   Provision for bad debts .......................................        13,400          14,066
   Accrued interest on notes payable--purchase of assets .........        25,347          35,297
   Common stock options issued as compensation ...................       304,583              --
   Changes in operating assets and liabilities:
    Accounts receivable ..........................................      (678,835)       (752,950)
    Prepaid expenses .............................................        (1,648)          1,829
    Other assets .................................................        (9,000)         (6,225)
    Accounts payable .............................................      (228,503)         47,631
    Accrued liabilities ..........................................       (76,999)        (11,591)
    Accrued interest .............................................            --         118,363
    Advance billings .............................................       218,902          35,455
    Deferred income taxes ........................................       410,000              --
                                                                      ----------      ----------
      Total adjustments ..........................................        41,672        (461,180)
                                                                      ----------      ----------
       Net cash provided by operating activities .................       292,300          46,536
                                                                      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..............................       (59,070)        (25,445)
 Loans to stockholder ............................................            --         (92,965)
 Cash balance of company acquired ................................         2,394              --
                                                                      ----------      ----------
       Net cash used in investing activities .....................       (56,676)       (118,410)
                                                                      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net repayments of notes payable--insurance ......................        (3,090)         (3,242)
 Principal payments on notes payable--purchase of assets .........            --          (3,903)
                                                                      ----------      ----------
       Net cash used in financing activities .....................        (3,090)         (7,145)
                                                                      ----------      ----------
NET INCREASE (DECREASE) IN CASH ..................................       232,534         (79,019)
CASH AT BEGINNING OF PERIOD ......................................        55,751         134,770
                                                                      ----------      ----------
CASH AT END OF PERIOD ............................................    $  288,285      $   55,751
                                                                      ==========      ==========
Supplemental Disclosures:
 Interest paid ...................................................    $  155,796      $   81,221
                                                                      ==========      ==========

Supplemental Disclosure of Non-cash Investing and Financing Activities:

     In connection with the recapitalization of the Company in June 1999 (see
Note 1), the Company reduced long-term debt by $324,309 and issued 560,000 shares of common stock.

     In connection with the issuance of an option to purchase 160,000 shares of the Company's common stock during 1999, the Company recorded $304,583 of compensation expense.

     In June 1999, $376,032 of accrued interest was converted to long-term debt.

     In October 1999, $1,150,806 of long-term debt and accrued interest was converted to common stock and warrants (see Note 6).

                             See accompanying notes.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION AND ORGANIZATION

     The consolidated financial statements include the accounts of SFBC International, Inc. (SFBC) and its wholly owned subsidiary South Florida Kinetics, Inc. (SFK) (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

RECAPITALIZATION

     On June 7, 1999, SFK entered into an Agreement and Plan of Merger with a newly formed wholly owned subsidiary of SFBC. The agreement provided for, among other things, SFBC's acquisition of all the common stock of SFK. The resulting ownership of SFBC is 49% by the former majority stockholder of SFK, 27% by the former minority stockholders of SFK and 24% by the former sole stockholder of SFBC. For accounting purposes, this transaction (recapitalization) has been treated as an acquisition of the assets of SFBC by SFK and as a recapitalization of SFK. The historical financial statements prior to June 7, 1999 are those of SFK.

BUSINESS ACTIVITY

     The Company is a contract research organization located in Miami, Florida, that provides clinical research and drug development services to pharmaceutical and biotechnology companies.

REVENUE AND COST RECOGNITION

     Revenues from contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on the contracts.

     Contract costs include all direct costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Changes in job performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Due to the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and the change could be material. Revenue recognized on contracts in progress at December 31, 1999 amounted to approximately $2,139,000.

     Included in accounts receivable are unbilled amounts, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

CASH

     The Company, from time to time, maintains cash balances with financial institutions in amounts that exceed federally insured limits.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

DEPRECIATION

     Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The range of useful lives is as follows:

         Furniture and fixtures ..........     7 years
         Machinery and equipment .........   5-7 years

DEFERRED OFFERING COSTS

     Deferred offering costs consisting of direct expenditures relating to a proposed initial public offering (IPO) of the Company's common stock of $255,537 were incurred in 1999. Because of the delay of the proposed IPO, the Company charged this amount to general and administrative expenses.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

     The allowance for changes in contracts is an estimate established through reductions to sales while the allowance for doubtful accounts is an estimate established through charges to general and administrative expenses. Management's judgment in determining the adequacy of the allowances is based upon several factors which include, but are not limited to, analysis of subsequent changes to contracts, analysis of delinquent accounts, the nature and volume of the accounts, the payment histories of the accounts and management's judgment with respect to current economic conditions. Given the nature of accounts receivable, it is reasonably possible the Company's estimate of the allowances will change in the near term.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company performs services and extends credit based on an evaluation of the customers' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

INCOME TAXES

     The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

     Through June 6, 1999, the Company had elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of the Company is reflected by the stockholders on their personal income tax returns. Effective June 7, 1999, the Company terminated its S Corporation status and in connection therewith, recorded a deferred tax liability of $217,000, through a charge to income taxes in the 1999 statement of income. In addition, the Company recorded an income tax provision of $193,000 related to taxable income for the period from June 7, 1999 through December 31, 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash, loan receivable from stockholder and accrued liabilities approximate their fair values due to the short-term maturity of these instruments.

     The fair value of the accrued interest and notes payable are discussed in
Note 6.

NET INCOME PER SHARE

     The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128) which requires dual presentation of net income per share; Basic and Diluted. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period adjusted for incremental shares attributed to outstanding options to purchase 40,000 shares of common stock for the year ended December 31, 1999. All stock information is adjusted to give effect to the recapitalization and four-for-five reverse stock split in June 1999.

SEGMENT REPORTING

     During 1998, the Company adopted Financial Accounting Standards Board ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in a single operating segment for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

COMPREHENSIVE INCOME

     The items affecting comprehensive income are not material to the financial statements and, accordingly, are not presented herein.

LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

YEAR 2000 UNCERTAINTIES

     Although the Company has not identified any computer system or program problems, there is still a possibility that at some time during the Year 2000 their computer systems and programs, as well as equipment that uses embedded computer chips, may be unable to distinguish between the years 1900 and 2000. This may create system errors and failures resulting in the disruption of normal business operations. Although it is unlikely, there may be some third parties, such as governmental agencies, utilities, telecommunication companies, vendors and customers that at times may not be able to continue business with the Company due to their own Year 2000 problems.

NOTE 2. MAJOR CUSTOMERS

     Sales to individual unaffiliated customers in excess of 10% of net sales are as follows:

                                  1999                          1998
                      ----------------------------   ---------------------------
                          Amount       % of Sales        Amount       % of Sales
                      -------------   ------------   -------------   -----------
Customer A ........    $1,359,434          16%        $  795,263          14%
Customer B ........    $1,252,248          15%        $  905,222          15%
Customer C ........    $  413,813           5%        $  686,334          12%
Customer D ........    $   28,167          --         $1,004,678          17%

     Individual accounts receivable balances at December 31, 1999 in excess of 10% of total accounts receivable are as follows:

                                              % of Accounts
                                 Amount      Receivable, Net
                              -----------   ----------------
  Customer F ..............    $342,663             17%
  Customer A ..............    $262,097             13%
  Customer E ..............    $224,699             11%

NOTE 3. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31, 1999:

       Accounts receivable--billed .....................    $1,734,397
       Accounts receivable--unbilled ...................       539,163
       Less allowance for changes in contracts .........      (140,000)
       Less allowance for doubtful accounts ............       (57,838)
                                                            ----------
                                                            $2,075,722
                                                            ==========

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 3. ACCOUNTS RECEIVABLE--(Continued)

     The activity in the allowance for changes in contracts and allowance for doubtful accounts during the years ended December 31, 1999 and 1998 is as follows:

                                        Allowance for     Allowance for
                                          Changes in        Doubtful
                                          Contracts         Accounts
                                       ---------------   --------------
Balance--January 1, 1998 ...........      $      --          $30,372
 1998 provision ....................        142,000           14,066
 1998 write-offs ...................             --               --
                                          ---------          -------
Balance--December 31, 1998 .........        142,000           44,438
 1999 provision ....................         15,033           13,400
 1999 write-offs ...................        (17,033)              --
                                          ---------          -------
Balance--December 31, 1999 .........      $ 140,000          $57,838
                                          =========          =======

     Accounts receivable are billed when certain milestones defined in customer contracts are achieved. All unbilled accounts receivable are expected to be billed and collected within one year.

     Advance billings at December 31, 1999 amounted to $280,357.

NOTE 4. LOAN RECEIVABLE FROM STOCKHOLDER

     Loan receivable from stockholder consists of certain expenses paid by the Company on behalf of its majority stockholder. The loan bears interest at 6% per annum and is due in August 2002.

NOTE 5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1999:

        Furniture and fixtures ................    $ 31,866
        Machinery and equipment ...............     436,448
                                                   --------
                                                    468,314
        Less accumulated depreciation .........     259,778
                                                   --------
                                                   $208,536
                                                   ========

     Depreciation of property and equipment for the years ended December 31, 1999 and 1998 amounted to $64,425 and $56,945, respectively.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 6. NOTES PAYABLE

     Notes payable consisted of the following at December 31, 1999:

         Notes payable--stockholders ...............    $309,089
         Notes payable--purchase of assets .........     500,000
         Notes payable--insurance ..................      38,239
                                                        --------
                                                         847,328
         Less current portion ......................     587,328
                                                        --------
         Long-term portion .........................    $260,000
                                                        ========

NOTES PAYABLE--STOCKHOLDERS

     In October 1999, approximately $1,150,800 of notes payable--stockholders and accrued interest was converted into 255,736 shares of common stock and warrants to purchase an additional 255,736 shares of common stock at $8.00 per share. The warrants expire 20 months after the closing of a proposed initial public offering. The remaining notes bear interest at 10% per annum and are past due.

NOTES PAYABLE--PURCHASE OF ASSETS

     Concurrent with the recapitalization, approximately $824,000 of notes payable was replaced with three new notes aggregating $500,000. The amount extinguished of approximately $324,000 was recorded as additional paid-in capital. The new notes bear interest at 8% per annum, are collateralized by all of the assets of the Company and are personally guaranteed by a shareholder of the Company. The new notes are payable in aggregate monthly installments of $20,000 including interest, starting January 1, 2000 and are due upon the closing of a proposed initial public offering of securities of SFBC except approximately $192,000 of these notes, which are due to a shareholder of the Company, and are payable $20,000 a month including interest after all the other notes payable--purchase of assets are satisfied.

     Based on borrowing rates currently available to the Company for loans with similar terms and maturities, the fair value of notes payable approximates carrying value.

     Interest expense on all indebtedness amounted to $181,143 and $199,584 for the years ended December 31, 1999 and 1998, respectively.

NOTE 7. COMMITMENTS

FACILITIES LEASE

     The Company leases its facilities on a month-to-month basis. Total rent expense amounted to $427,588 and $270,706 for the years ended December 31, 1999 and 1998, respectively.

EMPLOYMENT CONTRACT

     In February 1999, the Company entered into a one-year employment agreement with the Executive Vice President of Clinical Operations. This agreement automatically renews annually and may be terminated without cause by either party with 90-day notice. Pursuant to the agreement, and

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 7. COMMITMENTS--(Continued)

as a result of the recapitalization discussed previously, the employee received an option to purchase 160,000 shares of common stock of SFBC at an exercise price of $1.25 per share. The option expires in February 2009 and is exercisable in four equal annual installments of 40,000 shares each, commencing on March 15, 1999. No options had been exercised through January 28, 2000.

NOTE 8. INCOME TAXES

     The income tax expense for the year ended December 31, 1999 consisted of the following:

  Deferred:
  Federal ..............    $349,000
  State ................      61,000
                            --------
                            $410,000
                            ========

     Deferred income taxes were recognized in the consolidated balance sheet at December 31, 1999 due to the tax effect of temporary differences primarily relating to the Company reporting on the cash basis for income tax purposes.

     The components of the net deferred tax liability at December 31, 1999 are as follows:

      Deferred Tax Asset
      Net operating loss carryforward ..............................    $ 30,000
      Common stock options issued as compensation ..................     115,000
                                                                        --------
                                                                        $145,000
                                                                        ========
      Deferred Tax Liability
      Net timing differences due to conversion from cash basis .....    $519,000
      Depreciation .................................................      36,000
                                                                        --------
                                                                        $555,000
                                                                        ========

     The major elements contributing to the difference between the income tax expense and the amount computed by applying the federal statutory tax rate of 34% to income before income taxes for the year ended December 31, 1999 are as follows:

      Statutory rate ......................................................    $  225,000
      State income taxes ..................................................        19,000
      S Corporation income prior to conversion to C Corporation ...........      (190,000)
      Deferred tax liability recorded upon conversion to C Corporation ....       217,000
      Permanent differences and other .....................................       139,000
                                                                               ----------
                                                                               $  410,000
                                                                               ==========

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 9. STOCK BASED COMPENSATION

     In June 1999, the Company established a Stock Option Plan which provides for the Company to issue options to employees, directors and outside consultants of the Company. The issuance and form of the options shall be at the discretion of the Company's board of directors, except that the exercise price may not be less than the fair market value at the time of grant. Generally, the options vest over a three year period and expire in ten years or three months after separation of service, whichever occurs earlier.

     The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its employees stock options. Under APB 25, because the exercise price of certain of the Company's employee stock options issued was less than the market price of the underlying stock on the date of grant, compensation expense of $304,583 was recognized in 1999. The Company expects to recognize compensation expense of $170,000 in 2000, $170,000 in 2001 and $35,417 in 2002 in connection with these options.

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation," ("SFAS No. 123") requires the Company to provide pro forma information regarding net income and earnings per common share as if compensation cost for the Company's Stock Option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each stock option on the date of grant by using the minimum value calculation with the following assumptions: expected life of the options of 5 years; no dividends; and a risk free interest rate of 6.5%.

     Under the accounting provisions of SFAS No. 123, the Company's net income for the year ended December 31, 1999 would have been approximately $234,000.

     The Company's pro forma net income and pro forma basic and diluted earnings per share for the year ended December 31, 1999 would have been approximately $393,000, $.21 and $.20, respectively.

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1999 is as follows:

                                                             Weighted
                                                # of         Average
                                              Options     Exercise Price
                                             ---------   ---------------
Outstanding January 1, 1999 ..............         --         $   --
  Granted ................................    514,500           4.70
  Exercised ..............................         --             --
  Forfeited ..............................         --             --
                                              -------         ------
Outstanding December 31, 1999 ............    514,500         $ 4.70
                                              =======         ======
Exercisable at December 31, 1999 .........     45,000         $ 1.78
                                              =======         ======

     The weighted-average fair value of options granted during 1999, using the minimum value calculation was $1.52 per option.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 9. STOCK BASED COMPENSATION--(Continued)

     Exercise prices for options outstanding as of December 31, 1999 ranged from $1.25 to $6.60. The weighted average remaining contractual life of these options is as follows:

                                                         Weighted Average
                                                            Remaining
      Exercise                      Weighted Average     Contractual Life
        Price            Shares      Exercise Price          (Years)
--------------------   ---------   ------------------   -----------------
      $1.25            160,000            $1.25                9.25
  $6.00 -- $6.60       354,500            $6.25                7.38

NOTE 10. SUBSEQUENT EVENTS

LINE OF CREDIT

     In January 2000, the Company entered into a loan and security agreement with Heller Healthcare Finance for a $1,500,000 revolving line of credit. The agreement provides for repayment of certain notes payable -- purchase of assets, and, among other things, interest at the greater of 1.75% above the prime rate or 10%. The borrowings are collateralized by all the assets of the Company. Advances are based on 85% of qualified accounts receivable, as defined.

INITIAL PUBLIC OFFERING

     In June 2000, the Company entered into a letter of intent with an underwriter to file a registration statement concerning the sale of approximately 1,250,000 shares of the Company's common stock and 625,000 of warrants to purchase the Company's common stock. The Company anticipates the registration statement to become effective during 2000.

ACQUISITION

     Subsequent to December 31, 1999, the Company formed a wholly owned subsidiary, SFBC/Pharmaceutical Development Associates, Inc. (SFBC/PDA). On March 29, 2000, SFBC/PDA entered into an agreement to purchase substantially all the assets and certain liabilities of Pharmaceutical Development Associates, Inc. (PDA), a clinical research organization located in North Carolina. The aggregate purchase price is $600,000 with possible contingent consideration of up to $1,200,000 based on the adjusted net income of SFBC/PDA, as defined, and additional possible contingent consideration based on a percentage of revenue from a specific customer of SFBC/PDA.

     In connection with the acquisition, SFBC/PDA entered into a three-year employment agreement with the president of PDA. The agreement provides for, among other things, the employee to receive options to purchase 100,000 shares of common stock of SFBC at an exercise price of the greater of $6.00 per share or the initial public offering price if SFBC's registration statement becomes effective during 2000. The options vest through March 29, 2002 and expire on March 29, 2010.

     In connection with the acquisition, SFBC and SFBC/PDA received the option to purchase substantially all of the assets of ClinSites/LeeCoast Research Center, Inc. (LeeCoast), a wholly owned subsidiary of PDA's parent. The term of the option is for a period of twelve months and commences on the earlier of 30 days after the closing of an initial public offering SFBC's stock or September 29, 2000. The purchase price is $600,000, plus the amount by which the operating assets exceed the operating liabilities of LeeCoast.

                    SFBC INTERNATIONAL, INC. AND SUBSIDIARY

NOTE 10. SUBSEQUENT EVENTS--(Continued)

     In connection with the acquisition, SFBC committed to lend LeeCoast $200,000 in installments of $66,667 on March 29, 2000 and $66,666 on April 29, 2000 and May 29, 2000. Repayment of the $200,000 plus interest at 8% is due from LeeCoast on March 29, 2001. The loan is collateralized by the accounts receivable of LeeCoast and SFBC has the right to offset any unpaid amounts against the contingent consideration provisions of the acquisition agreement described above.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
SFBC International, Inc.
Miami, Florida

     We have audited the accompanying statement of net assets to be sold of Pharmaceutical Development Associates, Inc. as of December 31, 1999 and the related statements of operations and cash flows of the business to be sold for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared to present the net assets of the Company as of December 31, 1999 to be sold to SFBC International, Inc., pursuant to the purchase agreement described in Note 7 and the related operations and cash flows of the business to be sold of the Company for each of the two years in the period ended December 31, 1999 and is not intended to be a complete presentation of the Company's financial position and results of operations.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of Pharmaceutical Development Associates, Inc. as of December 31, 1999 to be sold pursuant to the purchase agreement described in Note 7 and the related results of its operations and its cash flows of the business to be sold for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                        Kaufman, Rossin & Co.

Miami, Florida
March 3, 2000

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

                      STATEMENT OF NET ASSETS TO BE SOLD

                                                            December 31,
                                                                1999
                                                           -------------
                      ASSETS
CURRENT ASSETS
  Cash .................................................     $     503
  Accounts receivable ..................................       319,592
  Prepaid expenses .....................................         4,505
                                                             ---------
   Total current assets ................................       324,600
PROPERTY AND EQUIPMENT, NET ............................       114,255
GOODWILL, NET ..........................................       469,340
OTHER ASSETS ...........................................         3,325
                                                             ---------
   TOTAL ASSETS ........................................     $ 911,520
                                                             =========
                   LIABILITIES
CURRENT LIABILITIES
  Accounts payable .....................................     $ 315,436
  Current portion of capital lease obligations .........        23,393
  Advance billings .....................................       125,903
                                                             ---------
   Total current liabilities ...........................       464,732
CAPITAL LEASE OBLIGATIONS ..............................        13,389
COMMITMENTS AND CONTINGENCIES
   TOTAL LIABILITIES ...................................       478,121
                                                             ---------
NET ASSETS TO BE SOLD ..................................     $ 433,399
                                                             =========

                            See accompanying notes.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

              STATEMENTS OF OPERATIONS OF THE BUSINESS TO BE SOLD

                                                   Years Ended December 31,
                                                -------------------------------
                                                     1999             1998
                                                --------------   --------------
NET SALES ...................................    $ 2,200,061      $ 3,151,593
COST OF SALES ...............................      1,995,792        2,674,533
                                                 -----------      -----------
GROSS PROFIT ................................        204,269          477,060
GENERAL AND ADMINISTRATIVE EXPENSES .........        625,072          482,522
                                                 -----------      -----------
LOSS FROM OPERATIONS ........................       (420,803)          (5,462)
INTEREST EXPENSE ............................         18,560           15,202
                                                 -----------      -----------
NET LOSS ....................................    $  (439,363)     $   (20,664)
                                                 ===========      ===========

                            See accompanying notes.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

              STATEMENTS OF CASH FLOWS OF THE BUSINESS TO BE SOLD

                                                                       Years Ended December 31,
                                                                    ------------------------------
                                                                         1999             1998
                                                                    --------------   -------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ......................................................     $ (439,363)     $  (20,664)
                                                                      ----------      ----------
  Adjustments to reconcile net loss to net cash used in operating activities
   Depreciation and amortization ................................        129,333         108,715
   Provision for bad debts ......................................         61,210              --
   Changes in operating assets and liabilities:
     Accounts receivable ........................................         23,876         (25,449)
     Prepaid expenses ...........................................         (3,527)          3,650
     Other assets ...............................................             --          (2,194)
     Accounts payable ...........................................        145,563          51,934
     Advanced billings ..........................................        (54,576)       (138,694)
                                                                      ----------      ----------
      Total adjustments .........................................        301,879          (2,038)
                                                                      ----------      ----------
        Net cash used in operating activities ...................       (137,484)        (22,702)
                                                                      ----------      ----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment ............................         (6,699)       (119,797)
  Advances from parent and affiliates, net ......................         41,129         276,315
                                                                      ----------      ----------
        Net cash provided by investing activities ...............         34,430         156,518
                                                                      ----------      ----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations .........................        (21,964)         (8,564)
                                                                      ----------      ----------
 NET INCREASE (DECREASE) IN CASH ................................       (125,018)        125,252
 CASH AT BEGINNING OF PERIOD ....................................        125,521             269
                                                                      ----------      ----------
 CASH AT END OF PERIOD ..........................................     $      503      $  125,521
                                                                      ==========      ==========
 Supplemental Disclosures of Cash Flow Information and Non-Cash
  Investing and Financing Activities:
   Interest paid ................................................     $   12,560      $    9,202
                                                                      ==========      ==========
   Income taxes paid ............................................     $       --      $       --
                                                                      ==========      ==========
   Capital lease obligations incurred ...........................     $       --      $   67,310
                                                                      ==========      ==========

                             See accompanying notes.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements are intended to present the net assets to be sold of Pharmaceutical Development Associates, Inc. (the Company), as of December 31, 1999 pursuant to the agreement described in Note 7 and the related operation of the business to be sold of the Company for the periods presented. These financial statements do not present the complete financial position and the results of operations of the Company for the periods presented. In addition, certain assets will be sold which have no historical costs (e.g. customer list, business reputation, etc.) and therefore are not reflected in the accompanying statement of net assets to be sold.

     The Company is a wholly owned subsidiary of Clinical Site Services Corporation (the Parent). During 1999 and 1998, the Parent and certain other affiliates incurred expenses on behalf of the Company which include, but are not limited to, salaries, rent, professional fees, travel and other general and administrative expenses. These expenses have been allocated to the Company by specific identification or on a reasonable allocation based upon various factors such as sales, payroll and facility usage. Future expenses incurred as an independent entity or as part of another group of entities may not be comparable to historical levels.

DESCRIPTION OF BUSINESS

     The Company, located in Charlotte, North Carolina, is a contract research organization managing clinical trials at multiple sites involving ophthalmology, dermatology and generic drug testing.

REVENUE AND COST RECOGNITION

     Revenues from contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total costs incurred to be the best available measure of progress on the contracts.

     Contract costs include all direct costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Changes in job performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Due to the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term and the change could be material. Revenue recognized on contracts in progress at December 31, 1999 amounted to approximately $658,000.

     Included in accounts receivable are unbilled amounts, which represent revenue recognized in excess of amounts billed. Advance billings represent amounts billed in excess of revenue recognized.

CASH

     The Company, from time to time, maintains cash balances with financial institutions in amounts that exceed federally insured limits.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization is computed using the straight-line method based upon the estimated useful lives of the assets. The range of useful lives is as follows:

         Computer and office equipment .........   3-5 years
         Medical equipment .....................   5 years
         Furniture and fixtures ................   5 years

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company performs services and extends credit based on an evaluation of the customers' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

INCOME TAXES

     The Company's operations are included in the consolidated income tax return of the Parent. Deferred tax assets allocated to the Company have been completely offset by a valuation allowance.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and accrued liabilities approximate their fair values due to the short-term maturity of these instruments.

     Based upon borrowing rates currently available to the Company for loans with similar terms and maturities, the fair values of capital lease obligations and notes payable approximate carrying value.

YEAR 2000 UNCERTAINTIES

     Although the Company has not identified any computer system or program problems, there is still a possibility that at some time during the Year 2000 their computer systems and programs, as well as equipment that uses embedded computer chips, may be unable to distinguish between the years 1900 and 2000. This may create system errors and failures resulting in the disruption of normal business operations. Although it is unlikely, there may be some third parties, such as governmental agencies, utilities, telecommunication companies, vendors and customers that at times may not be able to continue business with the Company due to their own Year 2000 problems.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

NOTE 2. MAJOR CUSTOMERS

     Sales to individual unaffiliated customers in excess of 10% of net sales are as follows:

                                       1999                            1998
                           -----------------------------   ----------------------------
                               Amount        % of Sales        Amount        % of Sales
                           --------------   ------------   --------------   -----------
    Customer A .........    $ 1,392,486          63%        $   372,069          12%
    Customer B .........    $   306,530          14%        $ 1,008,169          32%
    Customer C .........    $   114,466           5%        $   583,301          19%
    Customer D .........    $        --          --         $   506,654          16%
    Customer E .........    $    67,305           3%        $   343,345          11%

     Individual accounts receivable balances at December 31, 1999 in excess of 10% of total accounts receivable are as follows:

                                           % of Accounts
                              Amount        Receivable
                           ------------   --------------
    Customer A .........    $ 232,174               73%

NOTE 3. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31, 1999:

      Accounts receivable--billed ..................    $ 267,539
      Accounts receivable--unbilled ................      113,263
      Less allowance for doubtful accounts .........      (61,210)
                                                        ---------
                                                        $ 319,592
                                                        =========

     Accounts receivable are billed when certain milestones defined in customer contracts are achieved. All unbilled accounts receivable are expected to be billed and collected within one year.

     Advance billings at December 31, 1999 amounted to $125,903.

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1999:

      Computer and office equipment ..........................    $ 126,505
      Medical equipment ......................................       71,393
      Furniture and fixtures .................................       40,834
                                                                  ---------
                                                                    238,732
      Less accumulated depreciation and amortization .........      124,477
                                                                  ---------
                                                                  $ 114,255
                                                                  =========

     Depreciation and amortization of property and equipment for the years ended December 31, 1999 and 1998 amounted to $62,740 and $42,123, respectively.

     Property and equipment at December 31, 1999 included medical equipment under capital leases and related accumulated amortization of $67,310 and $20,115, respectively. Amortization expense of medical equipment under capital leases was approximately $6,400 and $13,600 in 1999 and 1998, respectively.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

NOTE 5. GOODWILL

     In connection with the Parent's acquisition of the Company in 1997, goodwill of $662,598 was recorded. Amortization of goodwill is computed using the straight-line method over 10 years. Accumulated amortization of goodwill at December 31, 1999 amounted to $193,258. Amortization of goodwill was $66,260 for 1999 and 1998.

NOTE 6. COMMITMENTS AND CONTINGENCIES

FACILITIES LEASE

     The company leases its facilities on a month-to-month basis. Rent expense under this lease agreement amounted to $60,336 and $55,873 for the years ended December 31, 1999 and 1998, respectively.

LEASE COMMITMENTS

     The Company is obligated under one operating lease for office equipment and three capital leases for medical equipment.

     Future minimum payments under non-cancelable leases at December 31, 1999 consisted of the following:

                                                          Capital      Operating
                                                           Leases        Lease
                                                        -----------   ----------
       2000 .........................................    $ 23,393      $  5,964
       2001 .........................................      13,389         5,964
       2002 .........................................          --         5,964
       2003 .........................................          --         5,467
                                                         --------      --------
       Total minimum lease payments .................      36,782        23,359
       Less amount representing imputed interest ....      (4,064)           --
                                                         --------      --------
                                                         $ 32,718      $ 23,359
                                                         ========      ========

DEBT

     The Company, the Parent and other subsidiaries of the Parent are obligated under various notes totaling $1,750,000.

NOTE 7. SALE OF ASSETS

     In March 2000, the Company entered into an agreement to sell substantially all of its operating assets and liabilities to SFBC International, Inc., a clinical research organization located in Florida. The aggregate sales price is $600,000 with possible contingent consideration of up to $1,200,000 based on net income and additional possible contingent consideration based on the Company's revenues.

                   SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET

                                                                                  June 30, 2000
                                                                                 --------------
                                                                                   (unaudited)
                                     ASSETS
CURRENT ASSETS
  Cash .......................................................................    $   906,094
  Accounts receivable, net ...................................................      3,888,716
  Notes receivable ...........................................................        134,881
  Prepaid and other current assets ...........................................        323,913
                                                                                  -----------
    Total current assets .....................................................      5,253,604
LOAN RECEIVABLE FROM STOCKHOLDER .............................................         92,965
PROPERTY AND EQUIPMENT, NET ..................................................        420,569
GOODWILL, NET ................................................................        707,767
OTHER ASSETS .................................................................        102,066
                                                                                  -----------
    TOTAL ASSETS .............................................................    $ 6,576,971
                                                                                  ===========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable ...........................................................    $   448,359
  Accrued liabilities ........................................................        603,473
  Accrued interest to related parties ........................................        157,710
  Advance billings ...........................................................      1,127,383
  Income taxes payable .......................................................        568,000
  Deferred income taxes ......................................................        130,000
  Long-term debt--current portion (approximately $461,000 to related parties).        493,947
                                                                                  -----------
    Total current liabilities ................................................      3,528,872
                                                                                  -----------
LONG-TERM DEBT ...............................................................      1,262,246
                                                                                  -----------
DEFERRED INCOME TAXES ........................................................        148,000
                                                                                  -----------
STOCKHOLDERS' EQUITY
  Preferred stock, $.10 par value, 5,000,000 shares authorized,
   0 shares issued and outstanding ...........................................             --
  Common stock, $.001 par value, 20,000,000 shares authorized,
   2,335,736 shares issued and outstanding ...................................          2,336
  Additional paid-in capital .................................................      1,965,756
  Accumulated deficit ........................................................       (330,239)
                                                                                  -----------
    Total stockholders' equity ...............................................      1,637,853
                                                                                  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............................    $ 6,576,971
                                                                                  ===========

                            See accompanying notes.

                   SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Six Month Periods Ended
                                                                      --------------------------------
                                                                       June 30, 2000     June 30, 1999
                                                                      ---------------   --------------
                                                                                (unaudited)
NET SALES .........................................................     $ 6,846,794      $ 3,944,523
COST OF SALES .....................................................       3,840,603        2,379,293
                                                                        -----------      -----------
GROSS PROFIT ......................................................       3,006,191        1,565,230
GENERAL AND ADMINISTRATIVE EXPENSES ...............................       1,635,597        1,124,535
                                                                        -----------      -----------
INCOME FROM OPERATIONS ............................................       1,370,594          440,695
INTEREST EXPENSE ($30,772 and $99,948 to related parties) .........         101,721          102,277
                                                                        -----------      -----------
INCOME BEFORE INCOME TAXES ........................................       1,268,873          338,418
INCOME TAXES ......................................................         502,000          144,000
                                                                        -----------      -----------
NET INCOME ........................................................     $   766,873      $   194,418
                                                                        ===========      ===========
PROFORMA DATA (1)
 Income before income taxes .......................................     $ 1,268,873      $   338,418
 Income taxes .....................................................         502,000          129,000
                                                                        -----------      -----------
   Proforma net income ............................................     $   766,873      $   209,418
                                                                        ===========      ===========
Proforma earnings per share:
 Basic ............................................................     $      0.33      $      0.13
 Diluted ..........................................................            0.32             0.13
                                                                        ===========      ===========
Shares used in computing proforma earnings per share:
 Basic ............................................................       2,335,736        1,606,630
 Diluted ..........................................................       2,391,100        1,671,758
                                                                        ===========      ===========

----------------
(1) The proforma data has been adjusted for income taxes which would have been recorded had the Company been a C Corporation for the six months ended June 30, 1999.

                             See accompanying notes.

                   SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Six Month Periods Ended
                                                                                --------------------------------
                                                                                 June 30, 2000     June 30, 1999
                                                                                ---------------   --------------
                                                                                          (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ................................................................     $  766,873        $ 194,418
                                                                                  ----------        ---------
  Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation and amortization ............................................         68,163           30,738
   Accrued interest on notes payable--purchase of assets ....................             --           25,347
   Common stock options issued as compensation ..............................         85,000          219,583
   Changes in operating assets and liabilities:
    Accounts receivable .....................................................       (961,835)         (99,993)
    Prepaid expenses ........................................................       (261,523)         (30,204)
    Other assets ............................................................        (10,000)          (5,000)
    Accounts payable ........................................................        (86,582)           5,998
    Accrued liabilities .....................................................        377,160          (29,974)
    Accrued interest ........................................................         25,590           74,601
    Advance billings ........................................................        (44,482)         (57,691)
    Income taxes payable ....................................................        568,000           23,000
    Deferred income taxes ...................................................       (132,000)         121,000
                                                                                  ----------        ---------
      Total adjustments .....................................................       (372,509)         277,405
                                                                                  ----------        ---------
       Net cash provided by operating activities ............................        394,364          471,823
                                                                                  ----------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash consideration paid for company acquired ..............................       (295,740)              --
  Cash balance of company acquired ..........................................         79,429            2,394
  Issuance of notes receivable ..............................................       (134,881)              --
  Purchase of property and equipment ........................................       (150,223)         (36,137)
                                                                                  ----------        ---------
       Net cash used in investing activities ................................       (501,415)         (33,743)
                                                                                  ----------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in notes payable--insurance ..................................        (38,239)         (41,329)
  Principal payments on notes payable--purchase of assets ...................       (348,500)              --
  Net borrowings on credit facility .........................................      1,099,009               --
  Net increase in notes payable--transportation equipment ...................         19,974               --
  Payments on capital lease obligations .....................................         (7,384)              --
                                                                                  ----------        ---------
       Net cash provided by (used in) financing activities ..................        724,860          (41,329)
                                                                                  ----------        ---------
NET INCREASE IN CASH ........................................................        617,809          396,751
CASH AT BEGINNING OF PERIOD .................................................        288,285           55,751
                                                                                  ----------        ---------
CASH AT END OF PERIOD .......................................................     $  906,094        $ 452,502
                                                                                  ==========        =========
Supplemental Disclosures:
  Interest paid .............................................................     $   76,131        $  27,676
  Income taxes paid .........................................................     $   66,000        $      --
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
  Fair value of net liabilities assumed in connection with acquisition of
   business .................................................................     $  154,260        $      --
  Note payable issued in connection with acquisition of business ............     $  150,000        $      --
  Professional fees accrued in connection with acquisition of business ......     $  125,913        $      --
  Reduction of long-term debt in connection with issuance of 560,000
   shares of common stock ...................................................     $       --        $ 324,309
  Conversion of accrued interest to long-term debt ..........................     $       --        $ 376,032
  Common stock options issued as compensation ...............................     $   85,000        $ 219,583

                            See accompanying notes.

                   SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The accompanying financial statements do not include all of the disclosures made in the consolidated balance sheet of SFBC International, Inc. and Subsidiary as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999 or in the statement of net assets sold of Pharmaceutical Development Associates, Inc. as of December 31, 1999 and the related statements of operations and cash flows of the business to be sold for each of the two years in the period ended December 31, 1999, both of which should be read in conjunction with these statements. The financial information included herein has not been audited. However, in the opinion of management, the statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the period presented.

     The consolidated financial statements include the accounts of SFBC International, Inc. (the Parent), (a Delaware corporation), South Florida Kinetics, Inc. (Subsidiary 1), (a Florida corporation) and SFBC/Pharmaceutical Development Associates, Inc. (Subsidiary 2), (a Florida corporation). The Parent owns 100% of the Subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

NOTE 2. OTHER EVENTS

     On March 15, 2000, Subsidiary 2 was incorporated and on March 29, 2000 it entered into an agreement to purchase substantially all of the operating assets and liabilities of Pharmaceutical Development Associates, Inc. The aggregate sales price was $600,000 with possible contingent consideration of up to $1,200,000 based on the adjusted net income of Subsidiary 2, as defined, and additional possible contingent consideration based on the future revenues of Subsidiary 2. Goodwill of approximately $726,000 was recorded in connection with the business combination and is being amortized on a straight-line basis over 10 years as follows:

        Cash consideration paid to the seller .........................    $    296,000
        Note payable issued to the seller .............................         150,000
        Acquisition costs .............................................         126,000
                                                                           ------------
        Total consideration ...........................................         572,000
        Fair value of assets acquired .................................      (1,049,000)
        Fair value of liabilities assumed .............................       1,203,000
                                                                           ------------
        Excess of cost over fair value of net assets acquired, Goodwill    $    726,000
                                                                           ============

     The fair value of the net assets acquired were in determined accordance with APB 16 paragraph 87 & 88 as follows:

     1. Accounts receivable was valued at the present value of the amounts expected to be realized.

     2. Property and equipment was assigned their fair value based upon current estimated replacement costs for similar capacity.

     3. Accounts payable, advance billings and capital leases were valued at the present value of the amounts expected to be satisfied.

                   SFBC INTERNATIONAL, INC. AND SUBSIDIARIES

NOTE 2. OTHER EVENTS--(Continued)

     In the event that the possible contingent consideration is paid, the Company shall record the current fair value of the consideration issued as additional costs of the acquisition. These additional costs, usually goodwill, shall be amortized over the remaining life of the asset.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

              STATEMENT OF OPERATIONS OF THE BUSINESS TO BE SOLD

                     EIGHTY-NINE DAYS ENDED MARCH 29, 2000

NET SALES ...................................     $ 427,280
COST OF SALES ...............................       283,572
                                                  ---------
GROSS PROFIT ................................       143,708
GENERAL AND ADMINISTRATIVE EXPENSES .........       153,455
                                                  ---------
LOSS FROM OPERATIONS ........................        (9,747)
INTEREST EXPENSE ............................         4,200
                                                  ---------
NET LOSS ....................................     $ (13,947)
                                                  =========

                             See accompanying notes.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

              STATEMENT OF CASH FLOWS OF THE BUSINESS TO BE SOLD

                     EIGHTY-NINE DAYS ENDED MARCH 29, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ......................................................................    $  (13,947)
                                                                                    ----------
 Adjustments to reconcile net loss to net cash provided by operating activities
   Depreciation and amortization ...............................................        28,837
   Changes in operating assets and liabilities:
    Accounts receivable ........................................................      (531,567)
    Prepaid expenses ...........................................................         3,837
    Other assets ...............................................................        (2,241)
    Accounts payable ...........................................................       (38,040)
    Advanced billings ..........................................................       765,605
                                                                                    ----------
      Total adjustments ........................................................       226,431
                                                                                    ----------
       Net cash provided by operating activities ...............................       212,484
                                                                                    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ............................................        (9,841)
 Advances from parent and affiliates, net ......................................      (120,940)
                                                                                    ----------
       Net cash used in investing activities ...................................      (130,781)
                                                                                    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on capital lease obligations .........................................        (2,777)
                                                                                    ----------
NET INCREASE IN CASH ...........................................................        78,926
CASH AT BEGINNING OF PERIOD ....................................................           503
                                                                                    ----------
CASH AT END OF PERIOD ..........................................................    $   79,429
                                                                                    ==========
Supplemental Disclosures of Cash Flow Information and Non-Cash Investing and
 Financing Activities:
 Interest paid .................................................................    $    1,200
                                                                                    ==========
 Income taxes paid .............................................................    $       --
                                                                                    ==========

                             See accompanying notes.

                  PHARMACEUTICAL DEVELOPMENT ASSOCIATES, INC.

               NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS
                          OF THE BUSINESS TO BE SOLD

NOTE 1. BASIS OF PRESENTATION

     The accompanying statements of operations and cash flows do not include all of the disclosures made in the statement of net assets to be sold of Pharmaceutical Development Associates, Inc. as of December 31, 1999 and the related statements of operations and cash flows of the business to be sold for each of the two years in the period ended December 31, 1999, which should be read in conjunction with these statements. The financial information included herein has not been audited. However, in the opinion of management, the statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the period presented. The results for the period presented is not necessarily indicative of the results for the full fiscal years.

           I N D E X    T O    U N A U D I T E D    P R O  F O R M A
      C O N S O L I D A T E D    F I N A N C I A L    S T A T E M E N T S

                                                                                              Page
                                                                                             -----
SFBC International, Inc. and Subsidiaries

Introduction to Unaudited Pro Forma Consolidated Financial Statements ....................    P-2

Unaudited Pro Forma Consolidated Statement of Operations for the six month period ended
  June 30, 2000 ..........................................................................    P-3

Notes to Unaudited Pro Forma Consolidated Statement of Operations ........................    P-4

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31,
  1999 ...................................................................................    P-5

Notes to Unaudited Pro Forma Consolidated Statement of Operations ........................    P-6

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     Prior to the commencement of this offering, SFBC International, Inc. formed a 100% owned Subsidiary, SFBC/Pharmaceutical Development Associates, Inc. which acquired certain assets and assumed certain liabilities of Pharmaceutical Development Associates, Inc.

     The following pro forma financial information presents a) SFBC International, Inc.'s (the Parent), South Florida Kinetics, Inc.'s (Subsidiary
1), SFBC/Pharmaceutical Development Associates, Inc.'s (Subsidiary 2), and Pharmaceutical Development Associates, Inc.'s (collectively the Companies) pro forma unaudited consolidating statement of operations for the six month period ended June 30, 2000, as if the offering contemplated herein and the acquisition occurred on January 1, 2000; and b) the Companies pro forma unaudited consolidating statement of operations for the year ended December 31, 1999, as if the offering contemplated herein and the acquisition occurred on January 1, 1999.

     This unaudited pro forma financial information does not purport to represent what the Companies financial position or results of operations would actually have been if such transactions in fact occurred on those dates, or to project the Companies financial position or results of operations for any future date or period. These unaudited pro forma consolidating financial statements should be read in conjunction with the historical financial statements of SFBC International, Inc. and Subsidiary and Pharmaceutical Development Associates, Inc., and the Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     SIX MONTH PERIOD ENDED JUNE 30, 2000

                                       Historical
                            ---------------------------------
                                   SFBC        Pharmaceutical
                              International,    Development
                                 Inc. and       Associates,
                             Subsidiaries(1)      Inc.(2)
                            ----------------- ---------------
Net Sales .................  $6,846,794       $427,280
Cost of Sales .............   3,840,603        283,572
                            -----------       ---------
Gross Profit ..............   3,006,191        143,708
General and
  Administrative
  Expenses ................   1,635,597        153,455
                            -----------       ---------
Income (Loss) From
  Operations ..............   1,370,594         (9,747)
Interest Expense ..........     101,721          4,200
                            -----------       ---------
Income Before Income
  Taxes ...................   1,268,873        (13,947)
Income Taxes ..............     502,000             --
                            -----------       ---------
Net Income (Loss) .........  $  766,873       $(13,947)
                            ===========       =========
Earnings per share (9):
 Basic ....................
 Diluted ..................
Shares used in
 computing earnings
 per share (9):
 Basic ....................
 Diluted ..................

                                                                   Supplementary     Supplementary
                                 Pro Forma         Pro Forma         Pro Forma         Pro Forma
                                Adjustments        Combined         Adjustments        Combined
                            ------------------- -------------- -------------------- --------------
Net Sales .................    $        --      $ 7,274,074       $         --      $ 7,274,074
Cost of Sales .............             --        4,124,175                 --        4,124,175
                               -----------      -----------       ------------      -----------
Gross Profit ..............             --        3,149,899                 --        3,149,899
General and
  Administrative
  Expenses ................          1,583(6)     1,790,635                 --        1,790,635
                               -------------    -----------       ------------      -----------
Income (Loss) From
  Operations ..............         (1,583)       1,359,264                 --        1,359,264
Interest Expense ..........          3,375 (3)      111,852            (80,536) (8)      31,316
                                    (3,000) (4)
                                     5,556 (5)
                               -------------    -----------       ------------      -----------
Income Before Income
  Taxes ...................         (7,514)       1,247,412             80,536        1,327,948
Income Taxes ..............        (28,000)(7)      474,000             31,000 (7)      505,000
                               -------------    -----------       ------------      -----------
Net Income (Loss) .........    $    20,486      $   773,412       $     49,536      $   822,948
                               =============    ===========       ============      ===========
Earnings per share (9):
 Basic ....................                     $      0.33                         $      0.32
 Diluted ..................                            0.32                                0.32
                                                ===========                         ===========
Shares used in
 computing earnings
 per share (9):
 Basic ....................                       2,335,736                           2,555,995
 Diluted ..................                       2,391,100                           2,611,359
                                                ===========                         ===========

    See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                   Operations.

                              NOTES TO UNAUDITED
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

NOTE 1.

     The column includes the historical consolidated results of operations of SFBC International, Inc. and Subsidiaries (the Company) for the six month period ended June 30, 2000.

NOTE 2.

     The column includes the historical results of operations of the business to be sold of Pharmaceutical Development Associates, Inc. (PDA) for the eighty-nine day period ended March 29, 2000.

NOTE 3.

     The adjustment gives effect for interest expense calculated at 9% per annum associated with the Company's $150,000 note payable issued as of January 1, 2000 and assumes quarterly payment of interest.

NOTE 4.

     The adjustment gives effect for a reduction in interest expense associated with a $100,000 note payable not assumed by the Company at a rate of 12% per annum.

NOTE 5.

     The adjustment gives effect for an increase in interest expense of $11,250 associated with the Company's $450,000 advance on their line of credit at a rate of 10% per annum. This increase is offset by a decrease in interest expense of $5,694 associated with actual interest on the line of credit before the acquisition.

NOTE 6.

     The adjustment gives effect for an increase in amortization expense of $18,148 based upon goodwill of $725,913 recorded in connection with the acquisition. Amortization of goodwill is being computed over 10 years. The increase is offset by a decrease in amortization of $16,565 associated with goodwill of $662,598 not acquired by the Company.

NOTE 7.

     Income taxes have been adjusted to reflect the tax effects of earnings on a pro forma basis using an effective income tax rate of 38% as if the consolidated entity had been a C Corporation for the quarter.

NOTE 8.

     The adjustment gives effect for a reduction in interest expense associated with the repayment of $1,556,954 of debt and accrued interest with the proceeds of the offering.

NOTE 9.

     Shares used in computing earnings per share for the "Pro Forma Combined" column are based upon the historical number of shares for the period presented. Shares used in the "Supplementary Pro Forma Combined" column include an additional 220,259 (effected for underwriter's fees of 13%) shares issued to repay $1,556,954 of debt and accrued interest.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1999

                                       Historical
                            --------------------------------
                                  SFBC        Pharmaceutical
                             International,    Development
                                Inc. and       Associates,
                              Subsidiary(1)      Inc.(2)
                            ---------------- ---------------
Net Sales ................. $ 8,309,143      $ 2,200,061
Cost of Sales .............   5,208,231       1,995,792
                            -----------      -----------
Gross Profit ..............   3,100,912         204,269
General and
 Administrative
 Expenses .................   2,259,141         625,072
                            -----------      -----------
Income (Loss) From
 Operations ...............     841,771        (420,803)
Interest Expense ..........     181,143          18,560
                            -----------      -----------
Income Before Income
 Taxes ....................     660,628        (439,363)
Income Taxes ..............     410,000              --
                            -----------      -----------
Net Income (Loss) ......... $   250,628      $ (439,363)
                            ===========      ===========
Earnings per share (11):
 Basic ....................
 Diluted ..................
Shares used in
 computing earnings
 per share (11):
 Basic ....................
 Diluted ..................

                                                                      Supplementary      Supplementary
                                  Pro Forma         Pro Forma           Pro Forma          Pro Forma
                                 Adjustments         Combined          Adjustments         Combined
                            -------------------- --------------- ---------------------- --------------
Net Sales .................    $         --      $ 10,509,204        $         --       $ 10,509,204
Cost of Sales .............              --         7,204,023                  --          7,204,023
                               ------------      ------------        ------------       ------------
Gross Profit ..............              --         3,305,181                  --          3,305,181
General and
 Administrative
 Expenses .................           6,331 (6)     2,890,544                  --          2,890,544
                               ------------      ------------        ------------       ------------
Income (Loss) From
 Operations ...............          (6,331)          414,637                  --            414,637
Interest Expense ..........          13,500 (3)       103,266             (77,704) (10)       25,562
                                    (12,000) (4)
                                     45,000 (5)
                                    (25,347)(7)
                                   (117,590)(8)
                               ------------      ------------        ------------       ------------
Income Before Income
 Taxes ....................          90,106           311,371              77,704            389,075
Income Taxes ..............        (292,000)(9)       118,000              30,000 (9)        148,000
                               ------------      ------------        ------------       ------------
Net Income (Loss) .........    $    382,106      $    193,371        $     47,704       $    241,075
                               ============      ============        ============       ============
Earnings per share (11):
 Basic ....................                      $       0.10                           $       0.12
 Diluted ..................                              0.10                                   0.12
                                                 ============                           ============
Shares used in
 computing earnings
 per share (11):
 Basic ....................                         1,881,863                              1,993,332
 Diluted ..................                         1,906,333                              2,017,802
                                                 ============                           ============

    See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                   Operations.

                         NOTES TO UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENT OF OPERATIONS

NOTE 1.
     The column includes the historical consolidated results of operations of SFBC International, Inc. and Subsidiary (the Company) for the year ended December 31, 1999.

NOTE 2.
     The column includes the historical results of operations of the business to be sold of Pharmaceutical Development Associates, Inc. (PDA) for the year ended December 31, 1999.

NOTE 3.
     The adjustment gives effect for interest expense calculated at 9% per annum associated with the Company's $150,000 note payable issued as of January 1, 1999 and assumes quarterly payment of interest.

NOTE 4.
     The adjustment gives effect for a reduction in interest expense associated with a $100,000 note payable not assumed by the Company at a rate of 12% per annum.

NOTE 5.
     The adjustment gives effect for additional interest expense associated with the Company's $450,000 advance on their line of credit at a rate of 10% per annum.

NOTE 6.
     The adjustment gives effect for an increase in amortization expense of $72,591 based upon the goodwill of $725,913 recorded in connection with the acquisition. Amortization of goodwill is being computed over 10 years. The increase is offset by a decrease in amortization of $66,260 associated with goodwill of $662,598 not acquired by the Company.

NOTE 7.
     The adjustment gives effect for a reduction in interest expense associated with the reduction of debt of approximately $324,000 in connection with the recapitalization in June 1999.

NOTE 8.
     The adjustment gives effect for a reduction in interest expense associated with the conversion of debt of approximately $1,150,800 to common stock in October 1999.

NOTE 9.
     Income taxes have been adjusted to reflect the tax effects of earnings on a pro forma basis using an effective income tax rate of 38% as if the consolidated entity had been a C Corporation for the year.

NOTE 10.
     The adjustment gives effect for a reduction in interest expense associated with the repayment of $787,948 of debt and accrued interest with the proceeds of the offering.

NOTE 11.
     Shares used in computing earnings per share for the "Pro Forma Combined" column are based upon the historical number of shares for the period presented. Shares used in the "Supplementary Pro Forma Combined" column include an additional 111,469 shares (effected for underwriter's fees of 13%) issued to repay $787,948 of debt and accrued interest.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       1,250,000 shares of common stock
            and warrants to purchase 625,000 shares of common stock

                           SFBC International, Inc.

HD Brous & Co., Inc.                   American Fronteer Financial Corporation

                               ----------------

                                October 11, 2000

     Until November 5, 2000 all dealers effecting transactions in the common stock whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------